EXECUTION VERSION
PATENT SALE AGREEMENT
This PATENT SALE AGREEMENT (this “Agreement”), is entered into effective as of January 29, 2022 (the “Effective Date”), by and between Catapult IP Innovations, Inc. (“Purchaser”), a legal entity organized and existing under the laws of Delaware having its principal place of business at 301 South Fremont Avenue, Baltimore, MD 21230, and BlackBerry Limited (“Seller”) a legal entity organized and existing under the laws of Ontario, Canada, having its principal place of business at 2200 University Ave., Waterloo, ON, Canada N2K 0A7, and solely for purposes of Article III and Sections 9.3 and 10.3, Slingshot Group LLC, a legal entity organized and existing under the laws of Delaware (“Slingshot”), SS Management LLC, a legal entity organized and existing under the laws of Delaware (the “Management Company”) and Catapult Partners, LLC, a legal entity organized and existing under the laws of Delaware (“Catapult” and together with Slingshot and the Management Company, “Guarantors”), which Guarantors have a principal place of business at 301 South Fremont Avenue, Baltimore, MD 21230 (each of Seller and Purchaser a “Party” and collectively referred to as the “Parties”).
W I T N E S S E T H:
WHEREAS, Seller directly or indirectly owns rights in the Assigned Patents (as defined below) and is engaged in the business of licensing such patents and patent applications (the “Business”); and
WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell and assign to Purchaser, all of Seller’s rights, title and interests in and to certain of its patents and patent applications and certain other assets relating to the Business, subject to the terms and on the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the sufficiency and receipt of which the Parties hereby acknowledge, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS
1.1    Capitalized Terms.  In addition to those terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth below:
“Action” means any claim, litigation, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.
“Adjustment Amount” has the meaning set forth in Section 3.2(a).
“Affiliate” of any Person means a legal entity that such Person controls, is controlled by such Person, or is under common control with such Person, where “control” is defined by the ability, directly or indirectly, to exercise greater than 50% of the voting power (including ownership or other interests or arrangements giving such Person the right to make the decisions for such entity, or equivalent) of such entity as of the date (which may be a date after the date hereof, including after Closing) on which, or at any time during the period for which, the determination of affiliation is being made. Such legal entity shall constitute an Affiliate of the applicable Person only so long as such control exists. For clarity, with respect to the rights granted to Seller and its Affiliates under Section 2.3 (including with respect to the definitions referenced therein), “Affiliates” of Seller shall include any legal entity that become an Affiliate of Seller after the Closing for so long as such entity controls, is controlled by, or is under common control with Seller.
“Agreed Claims” has the meaning set forth in Section 9.5(c).
“Agreement” has the meaning set forth in the preamble.

“Alternative Financing” has the meaning set forth in Section 8.7(d).
“Arbiter” has the meaning set forth in Section 3.2(f).
“Arbitration Panel” has the meaning set forth in Section 10.7(a).
“Assigned Assets” means, collectively, (i) the Assigned Patent Rights and (ii) the Assigned Business Assets. Notwithstanding anything to the contrary in this Agreement, subject to Section 8.5, the Assigned Assets shall not include any Excluded Assets.
“Assigned Business Assets” means, collectively, the following assets of Seller and the Transferring Affiliate to be transferred to Purchaser at the Closing, subject in each case to the Existing Encumbrances:
(i)    the Patent Documents (which may be transferred after the Closing in accordance with Section 4.3);
(ii)    the Contracts listed in Schedule 1.1(a) (the “Assigned Contracts”), including all rights to collect and receive royalties and other payments under such Contracts to the extent that the obligation to pay such royalties or other payments accrues or arises after the Closing; and
(iii)    with respect to the Assigned Revenue Contracts, solely certain rights to collect and receive royalties and other payments thereunder as specified in Schedule 1.1(b), to the extent that the obligation to pay such royalties or payments accrues or arises after the Closing.
“Assigned Contracts” has the meaning set forth in “Assigned Business Assets”.
“Assigned Revenue Contracts” means, collectively, the Contracts listed in Schedule 1.1(b).
“Assigned Patent Rights” mean all of Seller’s and its Affiliates’ right, title and interest in and to (i) the Assigned Patents and the inventions and discoveries claimed therein, (ii) all claims, causes of action and enforcement rights of any kind, and all rights to sue for past, present or future infringement of, any of the Assigned Patents and to collect and retain any and all damages, costs, profits, injunctive relief and other remedies for or relating to any such past, present or future infringement of the Assigned Patents, (iii) the right to make, use, sell, offer for sale, import and otherwise fully exploit all inventions and discoveries claimed in any of the Assigned Patents, (iv) all rights to collect royalties, license fees or other amounts to the extent exclusively relating to the Assigned Patents other than those to the extent arising from or payable pursuant to Existing Encumbrances (but, for clarity, including royalties, license fees or other amounts constituting Assigned Business Assets), and (v) all rights to apply for, file, register, maintain, prosecute, extend, renew, enforce, license and otherwise exploit in any or all countries of the world patents, patent applications, certificates of invention, utility models, industrial design protection, design patent protection and other governmental grants or issuances of any kind in respect of any and all of the Assigned Patents and any and all of the inventions, invention disclosures, designs and discoveries described or disclosed therein, in each case of (i) through (v), subject to all Encumbrances on such rights, other than those that will be released as of the Closing, and excluding the Excluded Patent Rights.
“Assigned Patents” means (i) the patents and patent applications listed on Exhibit A (as may be updated from time to time in accordance with Section 1.4), and (ii) if, and to the extent, owned by Seller or its Affiliates, all patents and patent applications, whenever filed, that are, or are entitled to be, either directly or indirectly, parents, provisional applications, reissues, reexaminations, renewals, extensions, continuations, continuations in part, substitutions, divisionals, foreign or international counterparts and other applications, worldwide, with respect to any patents and patent applications listed on Exhibit A or that otherwise claim priority to or have a common basis of priority with any such patent and patent applications. Notwithstanding the foregoing, the Assigned Patents exclude the Excluded Patents.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreements attached hereto as Exhibit L.
“Assumed Liabilities” means only the following Liabilities of Seller and its applicable Affiliates and no other Liabilities: (i) all Liabilities relating to the prosecution, maintenance, enforcement and defense of the Assigned Assets arising on or after the Closing; and (ii) all Liabilities under the Assigned Contracts; (iii) all other Liabilities that Purchaser has expressly assumed or agreed to assume or be responsible for under the Transaction Documents; (iv) the Existing Encumbrances; and (v) all Liabilities arising out of or relating to the ownership, use or other exploitation of the Assigned Assets, for purposes of this clause (v), arising on or after the Closing.
[Redacted definition regarding certain license agreements – commercially sensitive information]
“Beneficiaries” has the meaning set forth in Section 10.3(a).
“Business” has the meaning set forth in the recitals.
“Business Documents” means, except those documents subject to attorney-client privilege, attorney work product doctrine, and third-party confidentiality obligations, the following documents to the extent related to the Assigned Assets and reasonably necessary to assist Purchaser in its maintenance, licensing and enforcement of the Assigned Patent Rights: (i) all (a) notice letters and responses, (b) financial models, (c) claim charts, (d) written offers or proposals, (e) material correspondence with the applicable third party and (f) draft agreements or term sheets, in each case (a) through (f), as maintained in the ordinary course of business by Seller’s licensing team, with respect to each pipeline company or third party that is in discussion or that has been considered for licensing, or that has been provided by third parties pursuant to an agreement with Seller, (ii) the written agreements establishing the existence and/or scope of the Encumbrances granted by Seller and/or its Affiliates that encumber the Assigned Patent Rights to the extent relevant on a going forward basis, and (iii) all other documents and files (other than NCO CI (as defined in the Confidentiality Agreement)) that are related to the Business which have previously been made available to Purchaser as part of the due diligence for the transaction contemplated by this Agreement, in the case of each of clauses (i), (ii) and (iii), solely to the extent that such documents (x) exist on the date hereof and as of the Closing Date, and (y) are primarily related to the Business (and only such portions that primarily relate to the Assigned Assets). Without limiting the generality of the foregoing, a document shall not be deemed a “Business Document” solely because it incorporates the results of, or makes references to, the Business, or the transaction contemplated hereby. For clarity, Business Documents will not include paper documents or files corresponding to any pipeline company or third party that is (or has been) in licensing discussions with Seller for which Seller maintains an electronic record in the ordinary course of business.
“Cap” has the meaning set forth in Section 9.2(b)(iii).
“Claim Certificate” has the meaning set forth in Section 9.5(a).
“Closing” has the meaning set forth in Section 4.1(d).
“Closing Date” has the meaning set forth in Section 4.1(d).
“Closing Payment” means $450,000,000.
“Closing Statement” has the meaning set forth in Section 3.2(b).
“Confidentiality Agreement” means the Non-Disclosure Agreement, effective November 9, 2020, between the Seller and Slingshot Technologies LLC, as amended by the Amendment to Non-Disclosure Agreements, effective April 12, 2021, between Seller, Slingshot Technologies LLC and certain other parties thereto.
“Confidential Content” has the meaning set forth in Section 10.1(b).

“Consent” of a Person means any written or documentary consent, approval, authorization, waiver, grant, concession, license, permit, variance, exemption or order of, registration, certificate, declaration, or filing with, or report or notice to, such Person.
“Contract” means any agreement, contract, mutual understanding, arrangement, commitment or other obligation, whether written or oral, that is legally binding other than this Agreement and the other Transaction Documents.
“COVID-19” means SARS-CoV-2, coronavirus or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester order, safety or similar Law, directives, guidelines or recommendations promulgated by any industry group or Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
“Credit Facility Documents” meaning set forth in Section 8.7(b).
“Debt Financing” has the meaning set forth in Section 7.5(a).
“Debt Financing Sources” has the meaning set forth in Section 7.5(a).
“Debt Financing Source Related Persons” shall mean, with respect to each Debt Financing Source, its representatives, each of their respective partners, members, stockholders and option holders (other than, in each case, the Parent), Affiliates of each of the foregoing and the respective former, current and future officers, directors, managers, employees, equityholders, members, partners, agents and representatives of any of the foregoing, and their respective successors and assigns.
“Deferred Consideration” means One Hundred and Fifty Million U.S. Dollars ($150,000,000), payable pursuant to the terms of the Promissory Note.
[Redacted definition regarding certain Assigned Assets – commercially sensitive information]
“Disclosure Schedule” means the disclosure schedule, dated as of the date of this Agreement, delivered by Seller to Purchaser concurrently with the execution of this Agreement.
“Dispute” has the meaning set forth in Section 10.7(a).
“Disputed Items” has the meaning set forth in Section 3.2(f).
“Effective Date” has the meaning set forth in the preamble.
“Eligible Patent Family” has the meaning set forth in the Specified Party Agreement.
“Encumbrance” means, with respect to any Assigned Assets, any and all (i) mortgages, liens, pledges, charges, security interests, hypothecs or other encumbrances, or (ii) licenses or covenants not to sue, releases for past infringement and commitments to license that would bind or purport to bind the Assigned Assets or a purchaser or assignee of the Assigned Assets.
“ETA Tax” means the taxes imposed under Part IX of the Excise Tax Act (Canada), including the goods and services tax and harmonized sales tax, and sales or value-added tax legislation enacted by the provinces or territories of Canada.
“Equity Commitment Letters” has the meaning set forth in Section 8.7(a).
“Equity Financing” has the meaning set forth in Section 8.7(a).
“Equity Financing Sources” means the Persons providing the Equity Financing to Purchaser pursuant to the Equity Commitment Letters, together with any other Person(s) added as a provider of Equity Financing in accordance with Section 8.7(c), in each case, as may be replaced from time to time pursuant to Section 8.7(c).
“Excluded Assets” means all assets of Seller or its Affiliates other than the Assigned Assets, including without limitation:
(i)    any shares or other interests in any Person or any securities of any Person;
(ii)    all insurance proceeds which Seller has a right to receive as of the Closing which relate to events, circumstances or occurrences prior to the Closing;
(iii)    all Excluded Patent Rights;
(iv)    the Assigned Revenue Contracts, including all rights thereunder, to the extent not expressly identified as rights of Purchaser and/or its Affiliates pursuant to Schedule 1.1(b) or the Mobile Licensing Program Agreement;
(v)    other than the Assigned Contracts and Assigned Revenue Contracts, all Contracts to which Seller or any of its Affiliates is a party, including all rights to collect and receive any royalties and any other payments under such Contracts; and
(vi)    all consideration received by Seller pursuant to, and all rights of Seller under, this Agreement and any Transaction Documents, subject to the terms hereof and thereof.
“Excluded Liabilities” means all Liabilities of the Seller or the Transferring Affiliate that are not Assumed Liabilities.
“Excluded Patents” means the Retained Business Patents together with [Redacted – commercially sensitive information regarding certain additional patents].
“Excluded Patent Rights” means all right, title and interest in and to (i) the Excluded Patents and the inventions and discoveries claimed therein, (ii) all claims, causes of action and enforcement rights of any kind, and all rights to sue for past, present or future infringement of any of the Excluded Patents and to collect and retain any and all damages, costs, profits, injunctive relief and other remedies for any such past, present or future infringement of the Excluded Patents, (iii) the right to make, use, sell, offer for sale, import and otherwise fully exploit all inventions and discoveries claimed in any of the Excluded Patents, (iv) all rights to apply for, file, register, maintain, prosecute, extend, renew, enforce, license and otherwise exploit in any or all countries of the world patents, patent applications, certificates of invention, utility models, industrial design protection, design patent protection and other governmental grants or issuances of any kind related to any and all of the Excluded Patents and any and all of the inventions, invention disclosures, designs and discoveries described or disclosed therein and (v) all rights to collect royalties, license fees or other amounts to the extent exclusively relating to the Excluded Patents.
“Existing Encumbrances” means [Redacted – commercially sensitive information].
“Final Closing Statement” has the meaning set forth in Section 3.2(f).
“Final Closing Statement Date” has the meaning set forth in Section 3.2(f).
“Financing” has the meaning set forth in Section 7.5(a).
“Financing Failure Event” has the meaning set forth in Section 8.7(d).
“Financing Sources” has the meaning set forth in Section 7.5(a).
“General Cap” has the meaning set forth in Section 9.2(b)(iii).
“Governmental Entity” means any court, administrative agency or commission or other federal, provincial, state, county, local or foreign governmental authority, instrumentality,

agency commission or subdivision thereof, including any patent office such as the U.S. Patent and Trademark Office.
“Governmental Order” means any notice, order, writ, judgment, permanent or temporary injunction, decree, ruling, stipulation, determination or award entered by or with any Governmental Entity of competent jurisdiction.
“Governmental Process” has the meaning set forth in Section 8.6(a).
“Guarantee” has the meaning set forth in Section 10.3.
“Guaranteed Obligations” has the meaning set forth in Section 10.3(a).
“Guaranteed Person” has the meaning set forth in Section 10.3(a).
“Guarantors” has the meaning set forth in the preamble.
“Have Made” means the right to have Seller Products (or any component thereof) made or supplied by a third party for the use, resale and/or benefit of Seller or its Affiliates, but excluding any commercial off-the-shelf product sold by such third party to anyone other than Seller or its Affiliates.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
        [Redacted definition regarding certain licensed products – commercially sensitive information]
“Indemnified Party” has the meaning set forth in Section 9.5(a).
“Indemnifying Party” has the meaning set forth in Section 9.5(a).
“Interest Rate” has the meaning set forth in Section 3.2(e).
“Inventor” means each of the named inventors of each of the Assigned Patents.
“Inventor Assignment Agreements” has the meaning set forth in Section 6.10.
“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.), as amended.
“Investment Canada Act Approval” means the relevant notice under section 12 of the Investment Canada Act in respect of the transactions contemplated by this Agreement (the “ICA Notice”) has been filed and (A) either (1) Purchaser has been advised by the relevant Governmental Entity that the transactions contemplated by this Agreement are not subject to Part III of the Investment Canada Act and no notice shall have been given under subsection 25.2(1) or subsection 25.3(2) of the Investment Canada Act as at the Closing Date, or (2) 45 days shall have expired from the time when the ICA Notice is certified as complete by the relevant Governmental Entity under the Investment Canada Act and no notice shall have been given under subsection 25.2(1) or subsection 25.3(2) of the Investment Canada Act within the prescribed period; or (B) if a notice has been given under subsection 25.2(1) or subsection 25.3(2) of the Investment Canada Act in the circumstances described in (A)(1) or (2) of this definition, then either: (1) the responsible Minister under the Investment Canada Act shall have sent to Purchaser a notice under paragraph 25.2(4)(a) or paragraph 25.3(6)(b) of the Investment Canada Act or (2) the Governor in Council shall have issued an order under paragraph 25.4(1)(b) of the Investment Canada Act authorizing the transactions contemplated by this Agreement.
“IP&L Employees” has the meaning set forth in Section 8.4(a).
“JAMS Rules” has the meaning set forth in Section 10.7(a).
“Key Employee” has the meaning set forth in Section 8.4(a).
“Law” shall mean any federal, national, provincial, territorial, state or local, whether foreign or domestic, law (including common law), statute, regulation, constitution, treaty, convention, executive order, ordinance, rule, judgment, order or decree, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Entity.
“Liabilities” means any and all claims, costs, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, due or to become due, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability).
“Licensed Patents” has the meaning set forth in Section 2.3(a).
“Licensed Products” means any and all (i) Seller Products and (ii) [Redacted – commercially sensitive information regarding certain licensed products].
“Losses” means any deficiencies, judgments, settlements, actions, assessments, penalties, fines, liabilities, diminution-in-value (computed as set forth in Section 9.2(b)(iv)), losses (excluding in each of the foregoing instances lost profits, future earnings and other consequential, incidental or punitive damages, unless and to the extent such damages are awarded by a court or arbitrator to a third party as part of a Third Party Claim for which a Party has provided indemnification hereunder), payments, direct damages, claims and out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees), in the case of such costs and expenses, that are reasonably incurred by an Indemnified Party in investigating, defending, settling or otherwise satisfying any and all actions, assessments, judgments or appeals, and in seeking indemnification therefor.
“Material Adverse Effect” means any state of facts, event, circumstance, change or effect that, individually or when taken together with all other similar facts, events, circumstances, changes or effects would, has had or would reasonably be expected to (x) have a material adverse effect upon the value of the Assigned Assets taken as a whole after taking into account all Existing Encumbrances or (y) prevent or materially impair the ability of Seller and Purchaser to consummate the Closing pursuant to the terms of this Agreement; provided, however, that none of the following or any fact, event, circumstance, change or effect arising therefrom, either alone or in combination, shall be deemed to constitute, or shall be taken into account in determining whether there has been a “Material Adverse Effect”: (i) changes or occurrences in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States, Canadian or foreign securities markets); (ii) changes in the industries or markets to which the Assigned Patents may relate or any technological developments; (iii) any natural disaster, epidemics, pandemic or any other public health event, including, for the avoidance of doubt, any loss of customers, distributors, partners, licensors, sublicensors, resellers, suppliers or other business relationships, or any other effect resulting from, arising in connection with or otherwise related to COVID-19; (iv) changes in general United States, Canadian or global political or social conditions, including outbreak or escalation of hostilities or acts of terrorism or war (whether or not declared) and any escalation or worsening thereof, whether perpetrated or encouraged by a state or non-state actor or actors (including cyberattacks); (v) the identity of Purchaser or any of its Affiliates or the announcement, pendency, implementation or consummation of this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, with customers, distributors, partners, licensors, sublicensors, resellers, suppliers or employees; (vi) changes (or prospective changes) in any applicable Law, accounting principles or accounting practices applicable to the Assigned Patents, or any authoritative interpretation, implementation or enforcement of any of the foregoing changes; (vii) any act or failure to act by Purchaser, the Guarantors or their respective Affiliates; (viii) any failure of the Assigned Patents, taken as a whole, to meet any internal or published projections, forecasts, budgets or revenue or earning predictions or other financial metrics for any period; provided, that the underlying causes of such failure may be considered in determining whether there is a Material Adverse Effect, but only to the extent such change or occurrence is not otherwise excluded from this definition of Material Adverse Effect; (ix) any matter that is set forth in the Disclosure Schedule, or the financial statements, models, estimates or projections provided to Purchaser prior to the Closing; and (x) any change or occurrence that results from Seller’s and/or its Affiliates’ compliance with the provisions of this Agreement or any actions required to be taken or not taken pursuant to this Agreement or taken upon the request, or with the consent, of Purchaser.
“Mobile Licensing Program Agreement” means the Mobile Licensing Program Agreement by and between the Parties, substantially in the form agreed between the Parties as of the date hereof.
“Non-Resident Non-Registered Status” has the meaning set forth in Section 7.9.
“Notice of Objection” has the meaning set forth in Section 3.2(d).
“Note Guarantee” means one or more guarantees by the Guarantors (and any other person that guarantees the Credit Facility Documents) of the Promissory Note, which shall be substantially in the form of the guarantee(s) by Purchaser, the Guarantors or their respective Affiliate(s) of the Credit Facility Documents, with such changes as may be necessary to reflect the different terms of the Promissory Note compared to the terms of the Term Loan Agreement and such other changes as the Parties mutually agree.
“Other Permitted Encumbrances” means (i) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of Business and that would not be reasonably expected to be material to the value of the Assigned Assets taken as a whole, and (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, in each case, in an amount that would not be material.
“Panel” has the meaning set forth in Section 10.7(a).
“Party” has the meaning set forth in the preamble.
“Pass Through Obligations” has the meaning set forth in Section 8.8.
“Patent Documents” means, to the extent in Seller’s or its Affiliates’ or their current patent counsel’s possession as maintained by such Person in the ordinary course of business, all (i) internal prosecution files (including invention disclosures, documents evidencing dates of inventorship (conception and reduction to practice), the assignments executed by the named inventors and other documents demonstrating ownership of the Assigned Patents, opinions, analyses and other documents prepared by or for the Seller or its Affiliates, in each case, to the extent included in such files) for, or files with respect to any analysis (such as claims charts) of, the Assigned Patents, (ii) documents and files evidencing the patent marking practices of Seller and its Affiliates within the 6-year period prior to the date hereof with respect to the Assigned Patents, (iii) administrative data concerning the Assigned Patents (such as maintenance fee dates, prosecution deadlines, electronic dockets, the names, business addresses, email addresses, and phone numbers of applicable prosecution counsel and agents and the like) and (iv) all SSO Commitments made to SSOs and revision requests relating thereto, in each case, to the extent within Seller’s or its Affiliates’ possession or control after reasonable internal inquiry. For clarity, Patent Documents will not include corporate records that may incorporate results or references to the Assigned Patents, documents relating to the transaction contemplated by this Agreement, or paper documents or files corresponding to any Assigned Patent for which Seller maintains an electronic record in the ordinary course of business.
“Patent Family” has the meaning set forth in the Specified Party Agreement.
“Patent Transfer” has the meaning set forth in Section 8.8.
“Per Claim Amount” has the meaning set forth in Section 9.2(b)(ii).

“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust, other entity or any Governmental Authority.
“Promissory Note” means the promissory note, substantially in the form attached as Exhibit D.
“Purchase Price” means the Closing Payment together with the Deferred Consideration.
“Purchaser” has the meaning set forth in the preamble.
“Purchaser Indemnified Parties” has the meaning set forth in Section 9.2(a).
“Qualified Insurance Policy” has the meaning set forth in the Promissory Note.
“Regulatory Approvals” has the meaning set forth in Section 4.1(a).
    [Redacted definition regarding certain patents – commercially sensitive information]
“Remedies Exception” has the meaning set forth in Section 6.2.
“Retained Business Patents” means (i) the patents and patent applications listed on Section 1 of Exhibit B; (ii) all patents and patent applications, whenever filed, that are, or are entitled to be, either directly or indirectly, parents, provisional applications, reissues, reexaminations, renewals, extensions, continuations, continuations in part, substitutions, divisionals, foreign or international counterparts and other applications, worldwide, with respect to any patents and patent applications listed on Section 1 of Exhibit B or that otherwise claim priority to or have a common basis of priority with any such patent and patent applications; and (iii) all patents and patent applications that are terminally disclaimed over any items set forth in the foregoing subsections (i) or (ii), or over which any patents or patent applications set forth in the foregoing subsections (i) or (ii) are terminally disclaimed.
“Review Period” has the meaning set forth in Section 3.2(d).
“Sanctions” has the meaning set forth in Section 7.11.
“Sanctions Authority” has the meaning set forth in Section 7.11.
“Security Agreement” means an instrument pursuant to which the Promissory Note is secured by the liens and security interests granted by Purchaser (and any other Person that grants liens and security interests to secure the Credit Facility Documents), which shall be substantially in the form of, and shall cover the same collateral as, the security documents agreed between Purchaser, the Guarantors or their respective Affiliate(s) and the Debt Financing Sources in connection with the Credit Facility Documents, with such changes as may be necessary to reflect the second lien nature of the Promissory Note compared to the terms of the Term Loan Agreement and such other changes as the Parties mutually agree.
“Seller” has the meaning set forth in the preamble.
“Seller Indemnified Parties” has the meaning set forth in Section 9.3(a).
“Seller Products” means any and all products (including software and hardware) and any type of services of Seller and its Affiliates, in each case, that are sold or provided by, or on behalf of, Seller or any of its Affiliates, including any portions thereof, as well as any methods or processes employed by any of the foregoing.
“Seller’s Knowledge” means the actual knowledge, after reasonable inquiry, of the individuals identified on Exhibit E; provided, however, that notwithstanding anything to the contrary in the foregoing clauses such inquiry shall not require such individuals to conduct (or have conducted) any intellectual property rights searches or analyses (including clearance or prior art searches) or legal opinions (including freedom-to-operate opinions).

“Seller’s IP&L Knowledge” means the actual knowledge of Randy Mishler, Sean McBeath, John Grubbs and Dan Henry of Seller’s Intellectual Property & Licensing team.
“Specified Acquisition/License Agreements” means the Contracts listed on Schedule 1.1(c).
“Specified Parties” mean the counterparties to the Specified Party Agreement.
“Specified Party Agreement” means the agreement identified in Exhibit F.
“SSO” means a standards body, standard-setting organization or standards development organization.
“SSO Commitments” means the promises, declarations and other commitments concerning any of the Assigned Patents granted or made by Seller or any of its Affiliates (a) to any SSO or (b) pursuant to the membership agreements, bylaws or policies of SSOs in which Seller or any of its Affiliates is or has been a participant.
“Tax” or Taxes” means all national, federal, provincial, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Term Loan Agreement” has meaning set forth in Section 7.5.
“Termination Date” has meaning set forth in Section 5.1(b).
“Third-Party Claim” has the meaning set forth in Section 9.5(a).
“Third-Party Obligations” means the third-party confidentiality obligations of Seller, its Affiliates and its or their respective sublicensees, agent and representatives.
“Threshold” has the meaning set forth in Section 9.2(b)(i).
“Title and Subsistence Representations” means the representations and warranties contained in Section 6.6.
“Transaction Documents” means, collectively, this Agreement, the Promissory Note, the Intercreditor Agreement (as defined in the Promissory Note), the Security Agreement, the Note Guarantee, the Mobile Licensing Program Agreement, the Transfer Documents, and all other agreements to be executed by Seller or any of its Affiliates, on the one hand, and Purchaser, the Guarantors or any of their respective Affiliates, on the other hand, in connection with the transactions contemplated hereby; provided, that, (x) the Mobile Licensing Program Agreement shall not be deemed a Transaction Document if and to the extent that the Specified Party Agreement is terminated prior to the Closing and (y) these Transaction Documents shall mean the versions of such documents that are finally agreed and executed by all applicable Persons.
“Transfer Documents” means, with respect to the Assigned Patent Rights, the fully executed patent transfer document, in the form attached as Exhibit G, or such other form mutually agreed upon by the Parties, and with respect to the Assigned Business Assets, the Assignment and Assumption Agreement.
“Transfer Taxes” means any transfer, conveyance, documentary, sales, use, registration, value added, customs, ad-valorem, excise, consumption, ETA Tax, provincial sales, retail sales, stamp and other similar taxes, duties or fees (including any interest, fines and penalties) imposed by any Governmental Entity, whether disputed or not.
“Transferring Affiliate” means BlackBerry Corporation, a wholly-owned subsidiary of Seller.

1.2    Other Definitional Provisions. Unless the express context otherwise requires: (a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (c) references herein to a specific Section, subsection or Exhibit shall refer, respectively, to Sections, subsections or Exhibits of this Agreement; (d) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (e) references herein to any gender includes each other gender; and (f) the words “business day” shall not include any federal statutory holiday in the United States or Canada.
1.3    Disclosure Schedules. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section or subsection of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section or subsection of the Disclosure Schedule as though fully set forth in such other section or subsection to the extent the relevance of such information to such other section is reasonably apparent on the face of such information. No reference to or disclosure of any item or other matter in any section of this Agreement, including any section or subsection of the Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
1.4    Right to Amend Certain Exhibits. [Redacted – commercially sensitive information]
ARTICLE II
TRANSFER OF ASSIGNED PATENT RIGHTS AND COOPERATION
2.1    Transfer.
(a)    Assigned Assets. On the terms and subject to the conditions set forth in this Agreement (including Section 4.2 with respect to the Patent Documents and Business Documents and Section 4.3 with respect to Delayed Transfer Assets), at the Closing, Seller shall (or shall cause its applicable Affiliate to) sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller or the Transferring Affiliate, all right, title and interest in and to all Assigned Assets held by Seller or the Transferring Affiliate as of the Closing.
(b)    Excluded Assets. Notwithstanding anything herein to the contrary, Seller and its applicable Affiliates shall retain all of their existing right, title and interest in and to, and there shall be excluded from the sale, assignment, conveyance, transfer and delivery to Purchaser hereunder, and the Assigned Assets shall not include, the Excluded Assets.
2.2    Liabilities.
(a)    On the terms and subject to the conditions set forth in this Agreement and in any other Transaction Documents where Seller or any of its Affiliates has expressly agreed to assume, satisfy, discharge, perform when due, bear or otherwise be liable for any Liabilities, Purchaser shall be solely responsible for and assume, effective as of the Closing, and thereafter satisfy, discharge and perform when due, all of the Assumed Liabilities, and Seller shall have no obligations with respect to any of the Assumed Liabilities.
(b)    Notwithstanding anything to the contrary in Section 2.2(a), but on the terms and subject to the conditions set forth in this Agreement and in any other Transaction Documents where Purchaser or any of its Affiliates has expressly agreed to assume, satisfy, discharge, perform when due, bear or otherwise be liable for any Liabilities, from and after the

Closing, (i) Seller and its applicable Affiliates shall retain, and Purchaser shall not assume, any Excluded Liability, and (ii) Purchaser shall have no obligation with respect to any of the Excluded Liabilities as an Assumed Liability under this Agreement or the Transaction Documents.
2.3    License Back to Seller. [Redacted – commercially sensitive information]
2.4    Further Assurances.
(a)    Further Cooperation. Effective upon the Closing, upon Purchaser’s reasonable request and at Purchaser’s reasonable expense, with prior notice given, Seller and its applicable Affiliates shall use commercially reasonable efforts (which shall in no event require contravention of applicable COVID-19 Measures) to execute, and shall cause to be executed, any further papers and documents as may be reasonably necessary and proper and within its control to vest full title and transfer all rights and interest in and to the Assigned Patent Rights in Purchaser and to permit Purchaser to make necessary filings with applicable Governmental Entities to evidence and record the same. Without limiting the generality of the foregoing, (x) Seller shall be solely responsible for any and all recordation expenses for the transfer and recording of the Assigned Patent Rights into the name of Seller or the Transferring Affiliate, (y) Purchaser shall be solely responsible for any and all recordation expenses for the transfer of the Assigned Patent Rights from Seller or the Transferring Affiliate to Purchaser or its designated Affiliates as contemplated by this Agreement, and (z) the Parties agree that Seller shall not be deemed to violate its covenants under this Section 2.4 for any action or failure to act on the part of any of its or its Affiliates’ former employees, or that arises solely in connection with any action, inaction or circumstance on the part of a third party beyond Seller’s or its Affiliates’ control.
(b)    Responsibility. From and after the Closing, Purchaser shall, at its sole expense, take over and assume exclusive responsibility for further prosecution, maintenance, enforcement, licensing and defense of the Assigned Patents, and while this Section 2.4(b) shall not impose any obligation on Seller or any of its Affiliates to participate in any such prosecution, maintenance, enforcement, licensing or defense, if Seller or any of its Affiliates elects to (at Purchaser’s request) or is required to participate, then in connection with such participation, Purchaser shall bear all reasonable expenses arising therefrom and Seller shall have the right to select its own legal representation. For a period of 3 years after the Closing, subject to applicable Law, Seller shall use commercially reasonable efforts to (x) identify the relevant Inventors that were involved in prosecution of any Assigned Patents, and (y) cooperate, at Purchaser’s request and sole expense, to make such Inventors then employed by Seller or its Affiliates available and accessible to Purchaser, in each case of clauses (x) and (y), in connection with the further prosecution of such Assigned Patents. Nothing herein shall prejudice the right of Purchaser or its Affiliate to seek to involuntarily join Seller or any of its Affiliates as a co party to any litigation proceeding if a court determines that Seller or its Affiliate is an indispensable or necessary party to confer legal standing to Purchaser or its Affiliate.
(c)    Patent Counsel. Within 14 days after the Closing, Seller shall notify its patent counsel of the assignment of the Assigned Patents, and shall instruct such counsel to cooperate with Purchaser regarding maintaining responsibility for ongoing prosecution of the Assigned Patents and/or transferring such responsibility to Purchaser’s patent counsel, in each case, at Purchaser’s expense.
(d)    [Redacted – commercially sensitive information regarding Existing Encumbrances]

ARTICLE III
PAYMENT & TAXES
3.1    Payment.
(a)    At the Closing, Purchaser shall deliver the Closing Payment, without offset of any kind, in cash or immediately available funds wired to an account specified by Seller and set forth in Exhibit H.
(b)    At the Closing, Purchaser and/or the Guarantors, on the one hand, and Seller, on the other hand, shall enter into the Transaction Documents to which such Person is party, including the Promissory Note, the Note Guarantee and the Security Agreement.
(c)    All payments of any portion of the Purchase Price or other amounts payable to Seller pursuant to this Agreement shall be made without deduction or withholding for any tax, except as required by applicable Law. To the extent amounts payable to Seller are subject to withholding or deduction for any tax pursuant to applicable Law, Purchaser and/or the Guarantors, as applicable, shall (after giving reasonable notice to Seller and cooperating with Seller to obtain any available exemptions or reliefs) be entitled to make the required withholding, but, except in the case of withholding imposed under the U.S. Internal Revenue Code of 1986 (as amended) (which shall be treated for all purposes of this Agreement as having been paid to the Seller), the amount paid by Purchaser or the Guarantors, as applicable, shall be increased to the extent necessary to ensure that, after making all required withholdings or deductions, Seller receives an amount equal to the payment that would have been received had no such withholdings or deductions been required.
3.2    Purchase Price Adjustment. The Purchase Price shall be subject to adjustment after the Closing as set forth below:
(a)    The Parties agree that the purpose of the adjustment contemplated by this Section 3.2 is to (i) compensate Seller for payments of certain costs relating to the Assigned Patent Rights, and (ii) to provide Purchaser with an adjustment to reflect any revenue received by Seller with respect to Assigned Assets, in each case, during the period between the Effective Date and the Closing Date (collectively, the “Adjustment Amount”), in each case, as more fully described in Exhibit I.
(b)    As soon as practicable, but in no event later than 60 days, after the Closing Date, Seller shall prepare and deliver to Purchaser a closing statement (the “Closing Statement”) setting forth Seller’s good faith calculation of the Adjustment Amount Payable by Purchaser or the Adjustment Amount Payable by Seller, as applicable (in each case as defined in Exhibit I), which shall be determined as of 12:01 a.m. Pacific time on the Closing Date and take into account, and set forth as separate line items, all provisions establishing the basis for such calculation, in each case together with supporting documentation used by Seller in calculating such amounts. The Closing Statement (including the calculations therein) shall be prepared in a manner consistent with Exhibit I.
(c)    From and after the Closing, Seller shall, and shall cause its Affiliates to, on reasonable prior notice to Seller, (i) provide Purchaser and its representatives with reasonable access during normal business hours to the books and records and work papers of the Seller and/or its Affiliates, and (ii) cooperate with and assist Purchaser and its representatives in connection with the review of such materials, including by making available its employees, accountants and other personnel to the extent reasonably requested, in each case in connection Purchaser’s review of the Closing Statement and subject to third-party confidentiality obligations.
(d)    If Purchaser has any objections to the Closing Statement or any of the amounts included in the calculation of the Adjustment Amount set forth therein, it shall deliver to Seller a written statement (a “Notice of Objection”) setting forth in reasonable detail the particulars of such disagreement (including the specific items in the Closing Statement that are in dispute and the nature and amount of any disagreement so identified) not later than

60 days after Purchaser’s receipt of the Closing Statement (such 60-day period, the “Review Period”); provided, however, that such 60-day period shall toll during any time that Seller or any of its Affiliates fail to comply in all material respects with Section 3.2(c). If Purchaser fails to deliver a Notice of Objection within the Review Period (or applicable later date if such period is tolled), the Closing Statement and the Adjustment Amount set forth therein shall be deemed to have been accepted by Purchaser and shall be deemed final and binding upon all of the Parties. If Purchaser delivers a Notice of Objection to Seller within the Review Period, Seller and Purchaser shall work in good faith to resolve the Purchaser’s objections within the 30-day period following the delivery of the Notice of Objection.
(e)    If the Final Closing Statement sets forth an Adjustment Amount Payable by Purchaser (as defined in Exhibit I), then Purchaser (or an Affiliate designated by Purchaser) shall pay in cash to Seller the Adjustment Amount as reflected in the Final Closing Statement. If the Final Closing Statement sets forth an Adjustment Amount Payable by Seller (as defined in Exhibit I), then Seller (or an Affiliate designated by Seller) shall pay in cash to Purchaser the Adjustment Amount as reflected in the Final Closing Statement. Any Purchase Price adjustment payable under this Section 3.2(e) shall be paid by wire transfer of immediately available funds, on or prior to the 5th business day after the determination of the Final Closing Statement pursuant to this Section 3.2. Without limiting the remedies available for any failure to pay the Adjustment Amount within the 5 business days provided in this Section 3.2(e), any payment due and not timely paid in accordance with this Section 3.2(e) shall accrue interest at the rate of 6% per annum (the “Interest Rate”) from the Final Closing Statement Date until the date of payment.
(f)    In the event that Seller and Purchaser are unable to resolve in writing any of the Purchaser’s objections in the Notice of Objection within the 30-day period (or such longer period as may be agreed by Seller and Purchaser) following the delivery of a Notice of Objection, the resolution of all unresolved items (“Disputed Items”) shall be submitted to an arbiter that is a nationally-recognized accounting firm to be mutually selected by Purchaser and Seller to resolve any remaining disagreements. If (i) such mutually selected arbiter is not willing and able to serve in such capacity or (ii) Purchaser and Seller otherwise fail to appoint an arbiter pursuant to the immediately preceding sentence within 10 business days after the expiration of the resolution period set forth in the immediately preceding sentence, then Purchaser shall deliver to Seller a list of 3 other arbiters of recognized national standing and Seller shall select one of such 3 arbiters (such arbiter as is ultimately selected pursuant to the aforementioned procedures being the “Arbiter”). Purchaser and Seller shall execute any agreement reasonably required by the Arbiter for its engagement hereunder. Purchaser and Seller shall, promptly (but in any event within 10 business days) following the formal engagement of the Arbiter, provide the Arbiter (copying the other upon submission) with a single written presentation setting forth its respective calculations of and assertions regarding the Disputed Items. Upon receipt of the other Party’s presentation, Purchaser and Seller shall be entitled (no later than 5 business days following such receipt) to submit to the Arbiter a single written response to such other Party’s initial submission setting forth such Party’s objections or rebuttals to the calculations and/or assertions set forth in such initial submission (which responses the Arbiter shall promptly distribute to the other applicable Party). The Arbiter shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the Parties agree shall not be later than 45 days following the formal engagement of the Arbiter). The adjustment is not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purposes of determining the Adjustment Amount, and the Arbiter shall not conduct an independent investigation but shall instead base its determination on the written submissions of the Parties delivered pursuant to and in accordance with this Section 3.2(f) with respect to the Disputed Items. The determination of the Arbiter, acting as an expert and not an arbitrator, with respect to any such disagreements shall be binding and final for purposes of this Agreement. The term “Final Closing Statement” as used in this Agreement shall mean the Closing Statement that is deemed final in accordance with Section 3.2(d) or the Closing Statement resulting from the determinations made by the Arbiter in accordance with this Section 3.2(f), as applicable (the date that the Closing Statement is deemed to be the Final Closing Statement, the “Final Closing Statement Date”).
(g)    The Arbiter shall allocate its costs and expenses between Purchaser and Seller based on the percentage of the aggregate contested amount submitted to the Arbiter that is ultimately awarded to Purchaser, on the one hand, or Seller, on the other hand, such that Purchaser bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Seller and Seller bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Purchaser.
3.3    Transfer Taxes.
(a)    Subject to Section 3.3(b), any and all Transfer Taxes levied as a result of the sale and transfer of the Assigned Assets contemplated by this Agreement shall be borne by the Purchaser and paid, to the extent payable, in addition to the Purchase Price, by Purchaser to Seller when due under applicable Law.
(b)    Provided that Purchaser maintains its Non-Resident Non-Registered Status and its representations and warranties in Section 7.9 are true and correct as of the date hereof and as of the Closing, and that such status is substantiated in the form and substance attached hereto as Exhibit K, no ETA Tax shall be payable by Purchaser to the Seller in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that it is determined by a Governmental Entity that there is a Liability of Purchaser to pay, or of Seller to collect or remit any ETA Taxes or any penalties or interest related thereto in respect of the sale of the Assigned Assets under this Agreement, Purchaser shall be liable for and shall pay forthwith any such ETA Taxes and any penalties or interest related thereto and shall indemnify and hold the Seller harmless in respect of such ETA Taxes, including any penalties, interest, costs and damages suffered by the Seller in connection therewith.
3.4    Additional Tax Matters.
(a)    The Parties agree that, upon the written request of Seller, if available, the elections under section 22, subsection 20(24), and/or paragraph 56.4(7)(g) of the Income Tax Act (Canada) and any applicable provincial equivalent shall be jointly made.
(b)    Subject to Section 3.4(c), each Party shall furnish or cause to be furnished to the other, each at its own expense, as promptly as is reasonably practicable, and in such manner as is reasonably practicable, such information or documentation in its possession (or the possession of its Affiliates), and shall provide, or cause to be provided, any assistance and explanations of any material provided, relating to the transactions contemplated by this Agreement, as is (in each case) reasonably necessary for the filing of any tax returns, for the claim or application for any relief, for the claim of any tax credit, refund or similar payment, for the preparation of any audit and for the prosecution or defense of any claim or relating to any adjustment or proposed adjustment with respect to taxes.
(c)    Section 3.4(b) shall not oblige any Party to release any information or document that it reasonably considers confidential, or otherwise do anything which would or might in its reasonable opinion constitute a breach of any law, regulation, fiduciary duty or duty of confidentiality.
ARTICLE IV
CLOSING
4.1    Conditions to Close.
(a)    Conditions to Obligations of Each Party to Effect the Transactions. The obligation of each Party to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver in writing by such Party, at or prior to the Closing, of each of the following conditions: (i) no applicable Governmental Order, Law promulgated or enacted by a

Governmental Entity of competent jurisdiction listed on Schedule 4.1(a)(i) shall be in effect which would have the effect of temporarily or permanently prohibiting or making unlawful the consummation of the transactions contemplated by this Agreement; and (ii) the Parties shall have (A) obtained, and received documentation evidencing, receipt of the Investment Canada Act Approval (B) made all filings required under, complied with other applicable requirements of the HSR Act, and any waiting periods thereunder shall have expired or been terminated (clauses (A) and (B), collectively, the “Regulatory Approvals”).
(b)    Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to its satisfaction or waiver in writing, at or prior to the Closing, of each of the following conditions: (i) each of the representations and warranties of Purchaser and/or the Guarantors contained in Article VII, after disregarding all qualifications therein relating to materiality, shall be true and correct at and as of the Closing as though made at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except where the failure of all such representations or warranties to be so true and correct does not, and would not reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay Purchaser or the Guarantors, as applicable, from performing its obligations under this Agreement or consummating the transactions contemplated hereby; (ii) Purchaser and the Guarantors, as applicable, shall have performed or complied in all material respects with all obligations and covenants, and made all deliveries, in each case required by this Agreement to be performed or complied with by Purchaser or the Guarantors, as applicable, at or prior to the Closing; (iii) Seller and Purchaser shall have agreed mutually agreed forms of the Note Guarantee and the Security Agreement; and (iv) Seller shall have received a certificate of each of Purchaser and the Guarantors signed by a duly authorized officer thereof, dated as of the Closing Date, certifying that the conditions set forth in clauses (i) and (ii) of this Section 4.1(b) have been satisfied. Seller may waive any condition specified in this Section 4.1(b) if it executes a writing so stating at or prior to the Closing.
(c)    Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to its satisfaction or waiver in writing, at or prior to the Closing, of each of the following conditions: (i) since the date hereof, there has not occurred a Material Adverse Effect that remains in effect; (ii) each of the representations and warranties of Seller contained in Article VI, after disregarding all qualifications contained therein relating to materiality or “Material Adverse Effect,” shall be true and correct at and as of the Closing as though made at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except where the failure of all such representations or warranties to be so true and correct does not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; (iii) Seller shall have performed or complied in all material respects with all obligations and covenants, and made all deliveries, in each case required by this Agreement to be performed or complied with by Seller at or prior to the Closing; and (iv) Purchaser shall have received a certificate of Seller signed by a duly authorized officer thereof, dated as of the Closing Date, certifying that the conditions set forth in clauses (i) through (iii) of this Section 4.1(c) have been satisfied. Purchaser may waive any condition specified in this Section 4.1(c) if it executes a writing so stating at or prior to the Closing.
(d)    Closing. The closing of the sale of the Assigned Assets to Purchaser (the “Closing”) shall take place at 7:00 a.m., Pacific time, at the offices of Sullivan & Cromwell LLP, 1870 Embarcadero Road, Palo Alto, California 94303, on a date to be specified by the Parties that is no later than the 3rd business day following the satisfaction or waiver of the conditions set forth in Section 4.1 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place (or by means of remote communication) or on such other date as the Parties may mutually agree in writing; provided, that, the Closing shall not take place sooner than 45 days after (x) the date on which Purchaser’s notice under Part III of the Investment Canada Act has been certified as complete pursuant to subsection 13(1) of the Investment Canada Act, or (y) if a Governmental Entity notifies Purchaser that the transactions contemplated by this Agreement are not subject to Part III of the Investment Canada Act, the date hereof. The day on which the Closing takes place is referred to herein as the “Closing Date”.
4.2    Delivery.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall deliver or cause to be delivered to Purchaser: (i) the Transfer Documents contemplated by this Agreement to be delivered at Closing; (ii) a duly executed counterpart to the Promissory Note; (iii) a counterpart to each other Transaction Document to which Seller or any of its applicable Affiliates is a party, in each case duly executed by Seller or such Affiliate that is party thereto; and (iv) the certificate required to be provided by Seller pursuant to Section 4.1(c).
(b)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall deliver or cause to be delivered to Seller: (i) the Closing Payment in accordance with Section 3.1(a); (ii) counterparts to the Promissory Note, duly executed by its applicable Affiliate(s); (iii) a counterpart to each other Transaction Document to which Purchaser or any of its applicable Affiliates is a party, in each case duly executed by Purchaser or such Affiliate that is party thereto; and (iv) the certificates required to be provided by Purchaser and the Guarantors pursuant to Section 4.1(a).
(c)    Seller shall deliver to Purchaser at Closing a then-current electronic copy of a docketing report for the Assigned Patents accurately setting forth to Seller’s Knowledge any and all deadlines relevant to the prosecution or maintenance of the Assigned Patents having a due date within 90 days after Closing, including information relating to payments and filings for the Assigned Patents, and the names, business addresses, email addresses, and phone numbers of all prosecution counsel and agents having responsibility over such deadlines.
(d)    Within 15 days of the Closing, subject to applicable Law and to the extent not made available to Purchaser or its Affiliates or their respective representatives prior to the Closing, Seller shall use commercially reasonable efforts to deliver to Purchaser copies of all of the Patent Documents and Business Documents (to the extent permitted under any applicable COVID-19 Measures and Third-Party Obligations) that are in electronic form and in its or its applicable Affiliates’ possession, custody or control, in each case, in a manner that is reasonably acceptable to the Parties. Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser within 90 days from Closing, subject to applicable Law and to the extent not made available to Purchaser or its Affiliates or their respective representatives prior to the Closing or after Closing in electronic form, all other Patent Documents and Business Documents (to the extent permitted under any applicable COVID-19 Measures and Third-Party Obligations) that are in its or its applicable Affiliates’ possession, custody or control, in each case, in a manner that is reasonably acceptable to the Parties. For the avoidance of doubt and without limiting the permissibility under this Agreement of any other method of delivery, any Business Document required to be delivered pursuant to this Agreement shall be deemed to be so delivered if and when uploaded into a virtual data room to which Purchaser’s designated Representatives have access. Without limiting the generality of the foregoing sentences of this Section 4.2, the Parties agree that Seller shall not be deemed to violate its covenants under this Section 4.2 for any action or failure to act on the part of any of its or its Affiliates’ former employees, or that arises solely in connection with any action, inaction or circumstances on the part of a third party beyond Seller’s control.
4.3    [Redacted – commercially sensitive information relating to certain Assigned Assets]

ARTICLE V
TERMINATION
5.1    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing solely:
(a)    by the mutual written consent of the Parties;
(b)    by either Party, if the Closing shall not have occurred by August 29, 2022 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 5.1(b) shall not be available to any Party whose breach or failure to fulfill any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; provided, however, that if the conditions set forth in (x) Section 4.1(a)(i), but only to the extent resulting from the existence of a Governmental Order under the Investment Canada Act, or (y) Section 4.1(a)(ii) have not been satisfied or waived on or prior to such date, but all other conditions set forth in Section 4.1 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Termination Date may be extended by either Party by delivery of written notice to the other Party to a date not beyond a date that is 165 days from the date upon which Purchaser received a notice under section 25.2(1) or section 25.3(2) of the Investment Canada Act;
(c)    by either Party, in the event that any Governmental Order enjoining or otherwise prohibiting the transactions contemplated hereby shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 5.1(c) shall not be available to any Party whose breach or failure to fulfill any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the occurrence of such Governmental Order;
(d)    by Seller, if a breach of any representation, warranty, covenant or agreement on the part of Purchaser and/or the Guarantors set forth in this Agreement (including an obligation to obtain financing and consummate the other transactions contemplated hereby) shall have occurred that would, if occurring or continuing on the Closing Date, cause any of the conditions set forth in Section 4.1(b)(i) or (ii) not to be satisfied, and such breach is not cured, or is incapable of being cured, within 30 days (but no later than 3 business days prior to the Termination Date) of receipt of written notice by Seller to Purchaser of such breach; provided, that Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 4.1(c)(i), (ii) or (iii) not to be satisfied;
(e)    by Purchaser, if a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement (including an obligation to consummate the transactions contemplated hereby) shall have occurred that would, if occurring or continuing on the Closing Date, cause any of the conditions set forth in Section 4.1(c)(i), (ii) or (iii) not to be satisfied, and such breach is not cured, or is incapable of being cured, within 30 days (but no later than 3 business days prior to the Termination Date) of receipt of written notice by Purchaser to Seller of such breach; provided, that Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 4.1(b)(i) or (ii) not to be satisfied;
(f)    by Seller, if (i) all conditions to Purchaser’s obligations to consummate the transactions contemplated hereby set forth in Section 4.1(a) and Section 4.1(c) have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing or the failure of any such condition to be satisfied is due in any material part to a breach by Purchaser or Guarantors of any of their representations, warranties, covenants and agreements contained in this Agreement), (ii) Seller confirmed to Purchaser in a written notice that all conditions to Closing set forth in Section 4.1(b) have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing) and that Seller stands ready, willing and able to consummate the transactions contemplated hereby and (iii)

Purchaser fails to complete the Closing within the earlier of 5 business days following delivery of such notice and 1 business day prior to the Termination Date;
(g)    by Purchaser, if (i) all conditions to Seller’s obligations to consummate the transactions contemplated hereby set forth in Section 4.1(a) and Section 4.1(b) have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing or the failure of any such condition to be satisfied is due in any material part to a breach by Seller of any of its representations, warranties, covenants and agreements contained in this Agreement), (ii) Purchaser confirmed to Seller in a written notice that all conditions to Closing set forth in Section 4.1(c) have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing) and that Purchaser stands ready, willing and able to consummate the transactions contemplated hereby and (iii) Seller fails to complete the Closing within the earlier of 5 business days following delivery of such notice and 1 business day prior to the Termination Date; or
(h)    by Seller, if, at any time after April 28, 2022, Purchaser does not hold valid and binding Equity Commitment Letters and Credit Facility Documents (as may be amended, supplemented or modified pursuant to Section 8.7(c) or replaced pursuant to Section 8.7(d)) that enable Purchaser to draw, upon the satisfaction of the conditions provided for in this Agreement, at least $540,000,000 in the aggregate at Closing (including Equity Contributions (as defined in the Term Loan Agreement) in a minimum aggregate amount equal to $90,000,000) for purposes of applying the proceeds of the Term Loan (as defined in the Term Loan Agreement) to directly or indirectly finance a portion of the transactions contemplated hereby and directly or indirectly pay all or a portion of the Transaction Expenses (as defined in the Term Loan Agreement) and otherwise consummating the transactions contemplated hereby.
5.2    Effect of Termination. In the event of a termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become null and void ab initio and there shall be no liability on the part of any Party, its Affiliates or its and their respective representatives, except that (a) this Section 5.2, and Article X shall survive any such termination; (b) the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; and (c) nothing set forth in this Agreement shall relieve any Party from any liability for any breach of this Agreement occurring prior to such termination and each Party to this Agreement may bring an Action, and take any other available action, in respect of any material breach by another Party of any provision of this Agreement, including Purchaser’s failure to deliver the Closing Payment and the Guarantors’ failure to perform under the terms of the Guarantee.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedule, subject to Section 1.3, Seller hereby represents and warrants to Purchaser as follows:
6.1    Organization, Good Standing and Qualification. Seller is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Seller, together with the Transferring Affiliate, has all requisite corporate or similar power and authority to carry on its patent licensing business as presently conducted. Each of Seller and the Transferring Affiliate is qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction in which the nature of such business conducted by it requires such qualification, except, in each case, where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.2    Authority; Approval. Seller has taken all corporate or similar action necessary to execute, deliver and perform its obligations under this Agreement, and at Closing, each of Seller and the Transferring Affiliate shall have (except to the extent contemplated by this Agreement and the other Transaction Documents) taken all corporate or similar action necessary to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party. This Agreement has been, and each of the other Transaction Documents that is contemplated to be delivered at Closing, will be at Closing, duly executed and delivered by Seller and the Transferring Affiliate and, when executed and delivered by the other parties hereto and thereto, will constitute a valid and binding agreement of Seller and the Transferring Affiliate, enforceable against Seller and the Transferring Affiliate in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Remedies Exception”).
6.3    No Conflict. Assuming all Consents and other actions described in Section 6.4 have been obtained or made and any applicable waiting period under the HSR Act, Investment Canada Act and any other required merger control clearance has expired or been terminated, and except as may result from any facts or circumstances relating solely to Purchaser or its Affiliates, the execution, delivery and performance by Seller or the Transferring Affiliate of each Transaction Document to which it is a party (including the consummation of the transactions contemplated hereby) will not: (a) violate, conflict with or result in the breach of any provision of Seller’s or the Transferring Affiliate’s governing documents; (b) conflict with or violate in any material respects any Law applicable to Seller or the Transferring Affiliate; or (c) conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any right of termination, acceleration or cancellation of, any Assigned Contract.
6.4    Governmental Consents and Approvals. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party (including the consummation of the transactions contemplated hereby) do not require any notices, reports or other filings by Seller or the Transferring Affiliate with, nor any Consents by, any Governmental Entity, except for: (a) any filing required with respect to, and the notification and waiting period requirements under, the HSR Act, Investment Canada Act and any other required merger control clearance; (b) any Consents set forth on Section 6.4 of the Disclosure Schedule, and (c) any notice, report or other filing by Seller or the Transferring Affiliate with, or any Consent by, any Governmental Entity where the failure to make such notice, report or other filing by Seller or the Transferring Affiliate with, or obtain such Consent of, such Governmental Entity would not, individually or in the aggregate, reasonably be expected to materially impair the Parties’ ability to consummate the transactions contemplated hereby.
6.5    Litigation; Governmental Orders. As of the date of this Agreement, there are no Actions pending or, to Seller’s Knowledge, threatened against Seller or the Transferring Affiliate that would, if adversely determined: (a) materially and adversely affect the legality, validity or enforceability of this Agreement; or (b) individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby. As of the date of this Agreement, neither Seller nor the Transferring Affiliate is a party or subject to the provisions of any Governmental Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.
6.6    Title and Subsistence of Assigned Patent Rights.
(a)    Title. Except as set forth in Section 6.6(a) of the Disclosure Schedule, each of Seller and the Transferring Affiliate has good and marketable title to the Assigned Patent Rights held by it, and, other than Other Permitted Encumbrances that will be released as of the Closing, the Assigned Patent Rights are free and clear of all liens, mortgages, pledges, charges, hypothecs and security interests.
(b)    Subsistence. Except as set forth in Section 6.6(b) of the Disclosure Schedule, the Assigned Patents are subsisting and have not expired or been abandoned, withdrawn, cancelled, revoked or invalidated.

(c)    No Exclusive Grants. Except as set forth in Section 6.6(c) of the Disclosure Schedule, none of the Assigned Patents is subject to any exclusive license granted by Seller or any Affiliate of Seller.
6.7    Validity and Enforceability. Except as set forth in Section 6.7 of the Disclosure Schedule, the Assigned Patents have never been found invalid or unenforceable for any reason in any administrative, arbitration or judicial proceeding (for clarity, excluding office action rejections in the course of prosecution).
6.8    Transfers. Seller and the Transferring Affiliate have the right to transfer the Assigned Patent Rights to Purchaser at the Closing, subject to the Existing Encumbrances and any Other Permitted Encumbrances, and except as otherwise expressly contemplated by this Agreement (including under Section 2.4(a), Section 4.2, Section 4.3 and Section 8.6) and the Mobile Licensing Program Agreement.
6.9    Proceedings. Except as set forth in Section 6.9 of the Disclosure Schedule, Seller has received no notice that any of the Assigned Patents are currently involved in any reexamination, reissue, interference proceeding, post-grant proceedings, opposition, cancellation, challenge, litigation, action or any similar proceeding, and to Seller’s Knowledge, no such proceeding is threatened.
6.10    Inventor Assignment Agreements. To Seller’s Knowledge, except as set forth in Section 6.10 of the Disclosure Schedule, (i) to the extent required by law to effectuate the assignment, all current and former employees of Seller and its Affiliates (excluding any such employees that were solely employed by an Affiliate of Seller prior to such entity becoming an Affiliate of Seller), and all current and former consultants and independent contractors of Seller and its Affiliates (excluding any such consultants or independent contractors that were solely engaged by an Affiliate of Seller prior to any such entity becoming an Affiliate of Seller) who are named inventors on any of the Assigned Patents have executed and delivered to the Seller a valid and enforceable assignment of all of their rights, title and interests in or to such Assigned Patents (collectively, the “Inventor Assignment Agreements”), (ii) no inventor has any retained right, license, claim or interest whatsoever in or with respect to any such Assigned Patent, and (iii) there is no outstanding obligation to pay any royalties or other compensation to any current or former employees or other inventors in connection with such assignment of such Assigned Patents.
6.11    Governmental Orders. There are no Governmental Orders that restrict any of Seller’s rights, or to Seller’s Knowledge, that would restrict any of Purchaser’s or its successors’ and assigns’ rights, to the Assigned Patent Rights, other than as agreed by Purchaser under this Agreement or after the date hereof in connection with any Governmental Process.
6.12    Encumbrances. [Redacted – commercially sensitive information regarding Existing Encumbrances]
6.13    SSO Commitments. Except as set forth in Section 6.13 of the Disclosure Schedule Seller has not expressly agreed in writing with any SSO to license any of the Assigned Patents on royalty-free terms. To Seller’s Knowledge, (i) all SSOs to which Seller has made any declaration with respect to any of the Assigned Patents are set forth on Exhibit C, and (ii) all declarations of Seller with any SSO that expressly list an Assigned Patent are set forth in Section 6.13 of the Disclosure Schedules.
6.14    Material Licensing Contracts. Except for the Existing Encumbrances and any Other Permitted Encumbrances or as set forth in Schedule 6.14 of the Disclosure Schedule, there is no Contract pursuant to which Seller or its Affiliates have directly granted to a third party any material license, material covenant not to sue, material release for past infringement with respect to damages arising from activity occurring on or after January 1, 2015 or material commitment to license under the Assigned Patent Rights that remains in effect as of the Effective Date.
6.15    Title to Assigned Business Assets. Subject to the Existing Encumbrances and any Other Permitted Encumbrances, (i) Seller and the Transferring Affiliate have good and marketable legal and beneficial title to all of the Assigned Business Assets, as applicable and (ii) other than the Specified Party Agreements, there is no agreement, option or other right or privilege outstanding in favor of any Person for the purchase from Seller or the Transferring Affiliate of the Assigned Business Assets.
6.16    Assigned Contracts. (i) Each of the Assigned Contracts is valid, binding and enforceable on Seller and each of its Affiliates party thereto, and is in full force and effect, (ii) neither Seller nor the Transferring Affiliate is in material violation of, or default under, any Assigned Contract that is continuing and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by Seller or the Transferring Affiliate or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder and (iii) to Seller’s Knowledge, no counterparty to any Assigned Contract is in material violation of, or default under, any Assigned Contract and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any counterparty thereto.
6.17    Assigned Revenue Contracts. Except as set forth on Section 6.17 of the Disclosure Schedule, (i) each of the Assigned Revenue Contracts is in all material respects valid, binding and enforceable on Seller and each of its Affiliates party thereto, and is in full force and effect, (ii) neither Seller nor the Transferring Affiliate is in material violation of, or default under, any Assigned Revenue Contract that is continuing and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by Seller or the Transferring Affiliate or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder and (iii) to Seller’s Knowledge, (x) no counterparty to any Assigned Revenue Contract is in material violation of, or default under, any Assigned Revenue Contract and (y) no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any counterparty thereto.
6.18    Patent Documents and Business Documents. Except for (i) Third-Party Obligations, (ii) COVID-19 Measures that would (or would be reasonably expected to) impact Seller’s ability to make available or deliver any Patent Document and Business Document in a non-electronic form and (iii) as set forth on Section 6.18 of the Disclosure Schedule, as of the date hereof, there is no fact, condition or event that, to Seller’s Knowledge, would be reasonably expected to prevent Seller from complying in all material respects with its obligations under Section 4.2(c) or Section 4.3, as applicable, to make available and deliver to Purchaser all Patent Documents and Business Documents under its or its applicable Affiliates’ possession or control.
6.19    Brokers. Except for the Persons set forth in Section 6.19 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.
6.20    No Other Representations and Warranties.
(a)    Except for (i) the representations and warranties expressly set forth in this Article VI (as qualified or modified by the Disclosure Schedule), and (ii) any representations and warranties made by Seller or any of its Affiliates that are expressly set forth in the other Transaction Documents, none of Seller, any of its Affiliates nor any of their respective representatives or any other Person has made or is making (and each such Person hereby disclaims) any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including any implied warranty of merchantability or of fitness for a particular purpose), to Purchaser, the Guarantors, any of their respective Affiliates or any of their respective representatives relating to Seller, the Assigned Assets, the transactions contemplated hereby or the accuracy or completeness of any other information provided or made available by or on behalf of Seller, its Affiliates or any of their respective representatives in connection with the transactions contemplated hereby. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI (AS QUALIFIED BY THE DISCLOSURE SCHEDULE),

THE ASSIGNED ASSETS ARE ASSIGNED, “AS IS,” WITHOUT ANY WARRANTY OF ANY KIND, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL CONDITIONS OR WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTIES OF OR RELATED TO TITLE, NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY.
(b)    Seller acknowledges and agrees that, except for (i) the representations and warranties expressly set forth in Article VII and (ii) any representations and warranties made by Purchaser, the Guarantors or any of their respective Affiliates that are expressly set forth in the other Transaction Documents, none of Purchaser, the Guarantors or any of their respective Affiliates or any of their respective representatives or any other Person has made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including any implied warranty of merchantability or of fitness for a particular purpose), to Seller, any of its Affiliates or any of their respective representatives relating to Purchaser, the Guarantors, the transactions contemplated hereby or the accuracy or completeness of any other information provided or made available by or on behalf of Purchaser, the Guarantors or their respective Affiliates in connection with the transactions contemplated hereby, and Seller has not relied and is not relying on any representation or warranty other than those (A) expressly set forth in Article VII and (B) made by Purchaser, the Guarantors or any of their respective Affiliates that are expressly set forth in the other Transaction Documents.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND/OR GUARANTORS
Purchaser and/or the Guarantors, as applicable, hereby represents and warrants to Seller as follows:
7.1    Organization, Good Standing and Ownership. Each of Purchaser and the Guarantors is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Purchaser and the Guarantors (i) has not been declared insolvent or bankrupt by a Governmental Entity, and no Action is pending before a Governmental Entity to declare it insolvent or bankrupt, (ii) has not filed for insolvency or bankruptcy before a Governmental Entity and (iii) is not in the process of dissolution, liquidation, compulsory administration, recovery or suspension of payments. Schedule 7.1 sets forth a true, accurate and complete description of the capital structure of Purchaser, including the amount and percentage of equity held by each holder of Purchaser’s equity interests.
7.2    Authority; Approval. Purchaser and the Guarantors, as applicable, have taken all corporate or similar action necessary to execute, deliver and perform their respective obligations under this Agreement and each of the other Transaction Documents to which it is a party. This Agreement has been, and each of the other Transaction Documents will be at Closing, duly executed and delivered by Purchaser and/or the Guarantors, as applicable, and, when executed and delivered by the other parties hereto and thereto, will constitute a valid and binding agreement of Purchaser and/or the Guarantors, enforceable against the Purchaser and/or the Guarantors, as applicable, in accordance with its terms, subject to the Remedies Exception. No vote of the holders of any securities of Purchaser or the Guarantors is necessary to approve this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby.
7.3    No Conflict. Assuming all Consents and other actions described in Section 7.4 have been obtained or made and any applicable waiting period under the HSR Act, Investment Canada Act and any other required merger control clearance has expired or been terminated, and except as may result from any facts or circumstances relating solely to Seller or its Affiliates, the execution, delivery and performance by Purchaser and/or the Guarantors, as applicable, of this Agreement and each of the other Transaction Documents to which it is a party (including the consummation of the transactions contemplated hereby) will not: (a) violate, conflict with or result in the breach of any provision of Purchaser’s or the Guarantors’ governing documents; or (b) conflict with or violate in any material respect any Law applicable to Purchaser or the Guarantors.
7.4    Governmental Consents and Approvals. The execution, delivery and performance by Purchaser and/or the Guarantors, as applicable, of this Agreement and the other Transaction Documents to which it is a party (including the consummation of the transactions contemplated hereby) do not require any notices, reports or other filings by Purchaser or the Guarantors with, nor any Consents by, any Governmental Entity, except for: (a) any filing required with respect to, and the notification and waiting period requirements under, the HSR Act, Investment Canada Act and any other required merger control clearance; (b) any Regulatory Approvals; and (c) any notice, report or other filing by Purchaser and/or Guarantors, as applicable, with, or any Consent by, any Governmental Entity where the failure to make such notice, report or other filing by Purchaser and/or the Guarantors, as applicable, with, or obtain such Consent of, such Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.
7.5    Financial Ability to Perform.
(a)    Purchaser has delivered to Seller true and complete copies of the fully executed Term Loan Agreement entered into by Aon Securities LLC, as agent for certain lenders (collectively and together with any additional or replacement Person(s) providing the Debt Financing under Credit Facility Documents pursuant to Section 8.7, the “Debt Financing Sources”, and together with the Equity Financing Sources, the “Financing Sources”), and Purchaser, in effect as of the date hereof (the “Term Loan Agreement”), together with the fee letters associated therewith (which fee letters may be redacted as described below), and shall within 30 days after the date hereof deliver to Seller true and complete copies of all exhibits, schedules and annexes attached to or associated with the Term Loan Agreement, pursuant to which the Debt Financing Sources have committed to provide, subject only to the terms and conditions expressly set forth in the Credit Facility Documents, cash in the aggregate amount set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”) for the purposes of consummating the transactions contemplated hereby. A true and complete copy of each fee letter and engagement letter related to the Credit Facility Documents as in effect on the date hereof has been provided to Seller, except that the fees and other commercially sensitive information therein (including provisions in such fee letter related solely to fees, “flex” terms, “securities demand” terms and economic terms) may have been redacted; provided, however, that no redacted term provides that the aggregate amount or net cash proceeds of the Debt Financing set forth in the unredacted portion of the Credit Facility Documents could be reduced or adds or modifies any conditions or contingencies or that affect the availability of all or any portion of the Debt Financing or the enforceability of the Credit Facility Documents.
(b)    As of the date of this Agreement, the Credit Facility Documents are in full force and effect and have not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect (and no such withdrawal, rescission, termination, amendment or modification is contemplated by Purchaser or, to the knowledge of Purchaser, the other parties thereto) and are a legal, valid and binding obligation of Purchaser and, to the knowledge of Purchaser, the other parties thereto, enforceable against Purchaser and such other parties in accordance with their respective terms, subject to the effect of any applicable Remedies Exception. There are no other written or oral agreements, side letters or arrangements relating to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Credit Facility Documents furnished to Seller pursuant to Section 7.5(a), including any arrangement that affects the availability or conditions of the Financing contemplated by the Credit Facility Documents and the Equity Commitment Letters. As of the date hereof, Purchaser is not in breach of the Credit Facility Documents, and as of the Closing, Purchaser shall not be in breach of the Credit Facility

Documents or the Equity Commitment Letters. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser or any of its Affiliates or, to the knowledge of Purchaser, any other Person, under any term or condition of the Credit Facility Documents or the Equity Commitment Letters, and Purchaser does not have any reason to believe that any condition to the availability or funding of the Financing will not be satisfied on a timely basis, or that the Financing shall not be available to Purchaser on the Closing Date. Purchaser has fully paid any and all commitment fees or other fees or amounts required by the Credit Facility Documents or the Equity Commitment Letters to be paid (x) on or before the date of this Agreement (in the case of the Credit Facility Documents) and (y) at or before the Closing (in the case of the Credit Facility Documents or the Equity Commitment Letters). The aggregate proceeds from the Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex), when funded in accordance with the Credit Facility Documents and the Equity Commitment Letters, on the Closing Date shall be sufficient for satisfaction of all of Purchaser’s and its Affiliates’ payment obligations under this Agreement to consummate the transactions, including the payment of the Closing Payment, and the payment of all associated fees, costs and expenses that are payable by Purchaser. The non-redacted portion of the Credit Facility Documents contain all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Financing available to Purchaser on the terms set forth therein.
(c)    Notwithstanding this Section 7.5 or any other provision of this Agreement, in no event shall the receipt by or the availability of any funds or financing to Purchaser or any of its Affiliates or any other financing be a condition to Purchaser’s obligation to consummate the transactions contemplated hereby.
7.6    Solvency. Immediately after giving effect to the transactions contemplated hereby (including the consummation and funding of the Financing), each of Purchaser and the Guarantors will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) in the case of the Guarantors, have an unreasonably small amount of capital with which to engage in its business in the ordinary course or (c) have incurred debts beyond its ability to pay as they become due. No transfer of property is being made and no obligation is being incurred in connection with completing the transactions contemplated hereby with the intent by Purchaser or its Affiliates to hinder, delay or defraud any present or future creditors of Purchaser or the Guarantors or their respective Affiliates.
7.7    Litigation; Governmental Orders. As of the date of this Agreement, to the knowledge of Purchaser, there are no Actions pending or threatened against Purchaser or the Guarantors that would, if adversely determined: (a) materially and adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Documents to which Purchaser, the Guarantors or any of its Affiliates is or will be a party; or (b) individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby. As of the date of this Agreement, to the knowledge of Purchaser, neither Purchaser nor the Guarantors is a party to or subject to the provisions of any Governmental Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.
7.8    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated hereby based on arrangements made by or on behalf of Purchaser or the Guarantors.
7.9    Transfer Taxes. Purchaser is a non-resident of Canada, does not have a permanent establishment in Canada for the purposes of Part IX of the Excise Tax Act (Canada) and any applicable provincial equivalent legislation, does not carry on a business, and has never carried on a business, is not registered, and does not have the obligation to be registered, all for

ETA Tax purposes (“Non-Resident Non-Registered Status”), as substantiated and represented in Exhibit K.
7.10    Investment Canada Act. Purchaser is either a “trade agreement investor” or “WTO investor” and not a “state-owned enterprise”, in each case, as defined under the Investment Canada Act.
7.11    Anti-Money Laundering; Anti-Bribery and Sanctions. Purchaser and its Affiliates have not taken any action or acted in any way in connection with the negotiation, execution or implementation of this Agreement or the transactions contemplated thereby (including the use of funds in connection therewith) that may reasonably be expected to be in violation of any applicable Laws relating to: (a) anti-money laundering, (c) anti-bribery, anti-kickback or anti-corruption, (c) anti-terrorism, or (d) any sanctions or sanctions regime in Canada, the United States (including the Office of Foreign Assets Control of the U.S. Department of the Treasury), the United Nations Security Council, the European Union, or any other relevant sanctions authority or Governmental Authority with jurisdiction over Seller, Purchaser or their respective Affiliates (each, a “Sanctions Authority”, and such sanctions or sanctions regimes, collectively, “Sanctions”). None of (x) Purchaser, its Affiliates, or any Person that directly or indirectly holds equity interests in Purchaser or its Affiliates, or (y) to Purchaser’s knowledge after due inquiry, any director, officer, broker, agent, employee of the Persons described in clause (x) (or any other Person acting on their behalf) is currently subject to any Sanctions or on any lists of sanctioned or potentially exposed persons administered or published by any Sanctions Authority. None of the Persons described in clause (x) of the immediately preceding sentence is located, organized or resident in a country or territory that is the subject or target of Sanctions.
7.12    No Other Representations and Warranties.
(a)    Except for (i) the representations and warranties expressly set forth in this Article VII and (ii) any representations and warranties made by Purchaser, the Guarantors or any of their respective Affiliates that are expressly set forth in the other Transaction Documents, none of Purchaser, the Guarantors or any of their respective Affiliates or any of their respective representatives or any other Person has made or is making (and Purchaser, on behalf of itself and its Affiliates hereby disclaims) any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, to Seller, any of its Affiliates or any of their respective representatives relating to Purchaser, the Guarantors, the transactions contemplated hereby or the accuracy or completeness of any other information provided or made available by or on behalf of Purchaser, the Guarantors, any of their respective Affiliates or any of their respective representatives in connection with the transactions contemplated hereby.
(b)    Purchaser and the Guarantors acknowledge and agree that, except for (i) the representations and warranties expressly set forth in Article VI (as qualified or modified by the Disclosure Schedule) and (ii) any representations and warranties made by any Seller or any of its Affiliates that are expressly set forth in the other Transaction Documents, none of Seller, any of its Affiliates, any of their respective representatives or any other Person has made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including any implied warranty of merchantability or of fitness for a particular purpose), to Purchaser, the Guarantors, any of their respective Affiliates or any of their respective representatives relating to Seller, the Assigned Assets, the transactions contemplated hereby or the accuracy or completeness of any other information provided or made available by or on behalf of Seller, any of its Affiliates or any of their respective representatives in connection with the transactions contemplated hereby, and none of Purchaser, the Guarantors or any of their respective Affiliates has relied or is relying on any representation or warranty other than those (A) expressly set forth in Article VI (as qualified or modified by the Disclosure Schedule) and (B) made by Seller or any of its Affiliates that are expressly set forth in the other Transaction Documents. Without limiting the generality of the foregoing, Purchaser and the Guarantors acknowledge and agree that they have not relied on any other information provided or made available to them, any of their respective Affiliates or any of their respective representatives in connection with the transactions contemplated hereby, and that none of Seller, any of its Affiliates, any of their respective representatives or any other Person shall be subject to any liability to Purchaser, the Guarantors or any other Person resulting from (1) any misrepresentation or omission by Seller, any of its Affiliates, any of their respective representatives or any other Person with respect to any such information or (2) Purchaser’s use of, or the use by any of its Affiliates or any other Person of, any such information, including information, documents, estimates, projections, financial models, forecasts or other material made available to Purchaser or any of its Affiliates or any of their respective representatives in any “data rooms,” teaser, confidential information memorandum, management presentations or otherwise in connection with the transactions contemplated hereby or the transactions contemplated by the other Transaction Documents, unless any such information is expressly and specifically included in a representation or warranty contained in Article VI or made by Seller or any of its Affiliates in the other Transaction Documents. With respect to any such estimate, projection, financial model or forecast delivered by or on behalf of any of Seller, any of its Affiliates or any of their respective representatives, Purchaser and the Guarantors acknowledge and agree that (x) there are uncertainties inherent in attempting to make such estimates, projections, financial models and forecasts, (y) they are aware that actual results may differ materially and (z) neither Purchaser nor the Guarantors shall not have any claim against Seller, any of its Affiliates or any of their respective representatives with respect to any such estimate, projection or forecast.
ARTICLE VIII
ADDITIONAL AGREEMENTS
8.1    Conduct of Business Prior to the Closing.
(a)    Except as described on Schedule 8.1(a), as contemplated, permitted or required by the Transaction Documents, as required to comply with any COVID-19 Measure, or as required by applicable Law, following the execution and delivery of this Agreement until the Closing, Seller shall:
(i)    Use its reasonable efforts to, and to cause the Transferring Affiliate to, (A) preserve intact in all material respects the Assigned Assets and (B) take all actions reasonably necessary to comply in all material respects with their respective obligations under the Assigned Contracts, including providing any notices or obtaining any approvals required to consummate the transactions contemplated hereby;
(ii)    Subject to Section 8.1(b), conduct the operation of the Business in all material respects in the ordinary course consistent with past practice; and
(iii)    [Redacted – commercially sensitive information regarding updates to Disclosure Schedules];
provided, however, that no action by Seller with respect to the matters specifically addressed by any provision of this Section 8.1(a) shall be deemed a breach of this Section 8.1(a) unless such action would constitute a breach of one or more of the provisions of Section 8.1(b).
(b)    Without limiting the generality of the foregoing, except as described on Schedule 8.1(b) as contemplated, permitted or required by this Agreement or the other Transaction Documents, as required to comply with any COVID-19 Measure, or as required by applicable Law, Seller covenants and agrees that, following the execution and delivery of this Agreement until the Closing, without the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), it shall not, and shall cause the Transferring Affiliate to not:

(i)    Sell, assign, convey, exclusively license or transfer any Assigned Assets; or
(ii)     [Redacted – commercially sensitive information regarding Encumbrances].
(c)    Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the operations of the Assigned Assets prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Assigned Assets.
8.2    Financing Cooperation.
(a)    Prior to the Closing, Seller shall, and shall cause its Affiliates to, use its and their commercially reasonable efforts to provide and to cause its and their representatives to provide, all customary cooperation that is necessary, customary or advisable and reasonably requested by Purchaser to assist Purchaser in the completion of the Financing.
(b)    Notwithstanding the foregoing or anything else contained herein to the contrary, nothing in this Section 8.2 shall require Seller or any of its Affiliates or representatives (i) to execute or approve any definitive financing documents, including any credit or other agreements, pledge documents, security documents or other certificates in connection with the Financing, (ii) to provide cooperation or take any other action to the extent that it could reasonably be expected to interfere in any material respect with the business or operations of Seller or any of its Affiliates, (iii) to provide cooperation to the extent that it could reasonably be expected to conflict with or violate any applicable Law or result in a breach of, or a default under, any contract to which Seller or any of its Affiliates is a party, (iv) to provide cooperation to the extent that it could reasonably be expected to interfere with or adversely affect any commercial relationships with customers, suppliers or other parties, (v) to breach, waive or amend any terms of this Agreement, (vi) to provide cooperation to the extent it would cause any condition set forth in Section 4.1 to not be satisfied, or (vii) to violate any obligation of confidentiality binding on Seller or its Affiliates or representatives or disclose any information that is legally privileged or commercially sensitive. Additionally, (A) none of Seller or its Affiliates shall be required to pay or incur any fee or incur or assume any liability or obligation in connection with any Financing prior to the Closing (other than as are expressly reimbursable or payable by Purchaser), (B) none of the directors of Seller or its Affiliates shall be required to authorize or adopt any resolutions approving the agreements, documents, instruments, actions and transactions contemplated in connection with the Financing, (C) none of Seller or any of its Affiliates or representatives shall be required, prior to the Closing, to make any representation to Purchaser, any of its Affiliates, any lender, agent or arranger to any Financing, or any other Person with respect to any action under this Section 8.2, including as to solvency, or to deliver or require to be delivered any solvency or similar certificate or any legal opinion and (D) none of Seller or any of its Affiliates or representatives shall be required to seek (x) any agreement to release any Existing Encumbrance, or (y) any amendment, waiver, consent or other modification under any indebtedness other than evidence of release (or agreement to release concurrently with the Closing) of all mortgages, liens, pledges, charges, security interests and hypothecs on the Assigned Assets. Nothing hereunder shall require any employee, officer, director or other representative of Seller or any of its Affiliates to deliver any certificate or other document or take any other action that would potentially result in personal liability to such employee, officer, or director or other representative.
(c)    Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates, and its and their respective directors, officers, employees, agents, representatives and professional advisors, from and against any liability, loss, damages, costs, expenses (including reasonable attorneys’ fees), judgments, settlements, fines, penalties and interest suffered or incurred by them in connection with any cooperation provided under this Section 8.2, the arrangement of the Financing and any information provided in connection therewith, except to the extent arising out of or resulting from the willful misconduct of Seller or any of its Affiliates. Purchaser shall promptly, upon request, reimburse Seller and its Affiliates and representatives for all out-of-pocket costs (including reasonable attorneys’ fees) incurred by Seller or its Affiliates in connection with any cooperation provided under this Section 8.2.
(d)    Notwithstanding anything to the contrary herein, a breach by Seller or its Affiliates of their obligations under this Section 8.2 shall not constitute a breach of this Agreement or a breach for purposes of Article IV or Article V unless such breach is a willful and intentional breach and directly results in the Financing not being available to Purchaser.
8.3    Non-Assert. [Redacted – commercially sensitive information]
8.4    Key Employees.
(a)    Subject to Seller’s prior written consent, Purchaser may after the date of this Agreement through the Closing Date, following consultation with Seller, offer employment to any of the employees (i) who are employed by Seller and/or its applicable Affiliates in Canada or the United States and engaged in intellectual property and patent licensing activities carried on by Seller or the Transferring Affiliate (“IP&L Employees”) and (ii) identified on Exhibit J (each such employee, a “Key Employee”); provided, that such employment shall be offered on terms no less favorable on the whole than the terms of each such Key Employee’s current employment with Seller or its Affiliates, including recognition of prior service with Seller or its Affiliates, and Seller will provide reasonable cooperation with the foregoing.
(b)    With respect to any Key Employees employed by Purchaser or any of its Affiliates following the Closing Date, neither Seller nor any of its Affiliates will, directly or indirectly, for 1 year following the date of this Agreement, encourage, induce, attempt to induce, solicit or attempt to solicit (on its own behalf or on behalf of any other Person) any such employees of Purchaser or its Affiliates to leave his or her employment with Purchaser or its Affiliates; provided, that Seller shall not be restricted from (i) making a general solicitation that is not targeted specifically to any employee of Purchaser, (ii) responding to any employee of Purchaser who contacts Seller at his or her own initiative, without the prior direct or indirect encouragement or solicitation by Seller or (iii) hiring employees of Purchaser who are referred to Seller by search firms or employment agencies or similar entities so long as such entities have not been instructed by the Seller to solicit any employee of Purchaser.
(c)    With respect to any other IP&L Employees, none of Purchaser, the Guarantors or any of their respective Affiliates will, directly or indirectly, before the first anniversary of the date hereof, encourage, induce, attempt to induce, solicit or attempt to solicit (on its own behalf or on behalf of any other Person) any such individual to leave his or her employment with Seller or any of its Affiliates; provided, that Purchaser shall not be restricted from (i) making a general solicitation that is not targeted specifically to any such IP&L Employee, (ii) responding to any such IP&L Employee who contacts the Purchaser at his or her own initiative, without the prior direct or indirect encouragement or solicitation by the Purchaser or (iii) hiring such IP&L Employees who are referred to the Purchaser by search firms or employment agencies or similar entities so long as such entities have not been instructed by the Purchaser to solicit any such IP&L Employees.
8.5    Misallocated Assets. In the event that either Seller or Purchaser becomes aware that (a) record or beneficial ownership or possession of any asset that is an Assigned Asset has not been sold, conveyed, transferred, assigned and delivered by Seller or its Affiliates to Purchaser or one of its Affiliates at the Closing, or that any Assumed Liability has not been assumed by Purchaser at the Closing, or (b) record or beneficial ownership or possession of any asset that is not an Assigned Asset has been sold, conveyed, transferred, assigned and delivered by Seller or its Affiliates to Purchaser or one of its Affiliates at the Closing, or that any Excluded Liability has been erroneously assumed by Purchaser at the Closing, then it shall promptly notify the other Party, and the Parties shall thereafter reasonably cooperate to, as promptly as practicable and subject to the receipt of any applicable Consents, (x) sell, convey, transfer, assign and deliver (or cause to be sold, conveyed, transferred, assigned and delivered) the relevant asset to, as the case may be, Purchaser or its designated Affiliate, or Seller or its designated Affiliate, or (y) cause the relevant Liability to be assumed by Purchaser or its designated Affiliate, or Seller or its designated Affiliate, as the case may be, in each case pursuant to this Agreement or any other applicable Transaction Document.
8.6    Regulatory Approvals. On the terms and subject to the conditions contained in this Agreement and any other Transaction Document (including under Section 2.4(a)):
(a)    with respect to the Regulatory Approvals and any other process submissions to, before, or assessment, inquiry, review or investigation by, a Governmental Entity under any Law (collectively, a “Governmental Process”), each Party agrees to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Transaction Documents as soon as reasonably practicable, including (i) cooperating fully with the other Parties in respect of a Governmental Process, including by (A) promptly providing such other Parties with a copy of any written communication received by a Governmental Entity or promptly notifying them of any verbal communication received from a Governmental Entity, (B) providing such other Parties with a reasonable opportunity to review any information, submission, filing, undertakings or other documentation prior to it being provided to a Governmental Entity and considering in good faith any comments received, (C) providing such other Parties with a final copy of any information, submission, filing, undertakings or other documentation that is provided to a Governmental Entity and (D) if and to the extent permitted by the applicable Governmental Entity, providing such other Parties and their external counsel with a reasonable opportunity to attend any telephonic or in-person meeting with a Governmental Entity, (ii) cooperating fully with the other Parties in promptly seeking to obtain or eliminate any Governmental Order (including Purchaser agreeing to and implementing any divestures required by any Governmental Entity), (iii) responding promptly to any requests for information made by a Governmental Entity, and preparing and filing as promptly as practicable documentation in connection with clause (ii) hereof and (iv) providing such other information to any Governmental Entity as such Governmental Entity may reasonably request in connection herewith; provided, that Purchaser shall not be required commit to, effect or accept any action pursuant to this Section 8.6(a) if any such action, individually or collectively, would reasonably be expected to have a Material Adverse Effect (which term, solely for the purposes of this Section 8.6(a), shall be defined to exclude clause (y) in the definition of “Material Adverse Effect”).  In addition and notwithstanding any other provision of this Agreement, Seller shall not be required commit to, effect or accept any action pursuant to this Section 8.6(a) that would or may apply to any of Seller’s assets or operations;
(b)    notwithstanding any requirement in the foregoing Section 8.6(a), (i) as soon as reasonably practicable, and in any event within 5 business days following the date hereof, Purchaser shall file a complete notice pursuant to Part III of the Investment Canada Act; (ii) as soon as reasonably practicable, and in any event within 10 business days following the date hereof, each of the Purchaser and Seller shall make any notification or filing necessary to start any applicable waiting period or to obtain any approval or clearance from a Governmental Entity in connection with obtaining or satisfying the Regulatory Approvals; (iii) to the extent that a Party would otherwise be required under this Section 8.6 to provide any information, submission, filing, undertakings, or other documentation to any other Party (including any Affiliate thereof) that contains confidential, competitively-sensitive information, such disclosing Party may provide a redacted version of such documentation to the relevant receiving Party that removes the confidential, competitively-sensitive information; provided, that a non-redacted version is contemporaneously provided to such receiving Party’s external legal counsel on an “external legal counsel only” basis, which the receiving Party hereby agrees not to review or receive from their external legal counsel; (iv) this Section 8.6 shall not require any Party to provide any submission, filing, undertakings or other documentation which contains information that is prohibited or restricted from being disclosed to any other Party by operation of Law or Contract; (v) in the event that a Governmental Entity orders a review under subsection 25.3(1) of the Investment Canada Act, Purchaser shall offer any undertakings or other mitigation, and shall agree to any terms and conditions either requested by a Governmental Entity or that is otherwise necessary to address any concerns raised by a Governmental Entity so as to eliminate a Governmental Order in order that Closing can occur as promptly as practicable; provided however, that the Purchaser will not be required to make or agree to any undertaking, mitigation, agreement or action where such undertaking, mitigation, agreement or action would reasonably be expected to have a Material Adverse Effect (which term, solely for the purposes of this Section 8.6(b), shall be defined to exclude clause (y) in the definition of “Material Adverse Effect”); and (vi) notwithstanding any requirement or right in the foregoing Section 8.6(a) or this Section 8.6(b), Purchaser shall not consent to the extension by any Governmental Entity of any waiting period in connection with obtaining or satisfying the Regulatory Approvals without Seller’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that Seller shall not be obligated to approve any such extension that would be reasonably expected to result in failure of the Parties to consummate, by the applicable Termination Date under Section 5.1(b), the transactions contemplated hereby; and
(c)    notwithstanding this Section 8.6 or any other provision of this Agreement, in no event shall the failure to receive any Consents (except for the Regulatory Approvals) be taken into account with respect to whether any conditions to the Closing set forth in Article IV shall have been satisfied and no representation or warranty of Seller shall be breached or deemed breached as a result thereof other than those set forth in Section 4.1(a)(ii).
8.7    Financing.
(a)    Purchaser shall (x) as promptly as practicable after the date of this Agreement and subject to and in accordance with Section 8.7(c), deliver to Seller fully executed, valid and binding equity commitment letters from the Equity Financing Sources to Purchaser (the “Equity Commitment Letters”) in form and substance reasonably acceptable to Seller, pursuant to which the Equity Financing Sources have (A) committed to provide, subject only to the terms and conditions expressly set forth therein, the amount of cash financing set forth therein (the “Equity Financing”), and (B) provided that Seller is an express third-party beneficiary thereto, and is entitled to specific performance of Purchaser’s right to cause the Financing to be funded thereunder (but in such case only as and to the extent permitted pursuant to, and subject to the terms and conditions of, the Equity Commitment Letters and, in connection therewith, Seller has the right to an injunction, or other appropriate form of specific performance or relief, and to cause Purchaser to cause, or to directly cause, the Equity Financing Sources to fund, directly or indirectly, the Equity Financing as, and to the extent permitted by, the Equity Commitment Letters, (y) increase the amount available to be drawn by Purchaser under the Credit Facility Documents to $450 million in the aggregate and deliver to Seller all documents and instruments requested by Seller to confirm such increase and to confirm that the Credit Facility Documents remain valid and binding on the Debt Financing Sources, and (z) use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Credit Facility Documents and the Equity Commitment Letters on or prior to the Closing Date, including maintaining in effect the Credit Facility Documents and the Equity Commitment Letters and using reasonable best efforts to, as promptly as possible, (i) satisfy, or cause to be satisfied, on a timely basis, or obtain a waiver of, all conditions precedent in the Credit Facility Documents and the Equity Commitment Letters, (ii) consummate the Financing at or prior to the Closing, including if all of the conditions set forth in Section 4.1(a) and Section 4.1(c) have been satisfied using reasonable best efforts to cause the Persons providing the Financing to fund at the Closing, (iii) enforce its rights under the Credit Facility Documents and the Equity Commitment Letters and (iv) comply with its obligations under the Credit Facility Documents and the Equity Commitment Letters.

(b)    Purchaser shall (i) keep Seller informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing and (ii) provide Seller with copies of the Term Loan Agreement and all other definitive agreements and other material documents related to the Debt Financing (collectively, the “Credit Facility Documents”) and all material documents related to the Equity Financing, including copies of the fully executed Equity Commitment Letters. Without limiting the generality of the foregoing, Purchaser shall give Seller prompt (and in any event within 48 hours) written notice (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to result in a material breach or default) by Purchaser, or to the knowledge of Purchaser, any party to any Credit Facility Document or Equity Commitment Letter or other definitive agreements with respect thereto, (B) if and when Purchaser receives notice that any portion of the Financing contemplated by the Credit Facility Documents or the Equity Commitment Letters is not reasonably expected to be available for the purpose of funding the transactions contemplated hereby, (C) of the receipt of any oral or written notice or other communication from any party to a Credit Facility Document or Equity Commitment Letter with respect to any actual or potential breach, default, termination or repudiation by any party to a Credit Facility Document or Equity Commitment Letter or dispute or disagreement between or among any parties to any Credit Facility Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or Credit Facility Documents) and (D) of any expiration or termination of any Credit Facility Document or Equity Commitment Letter.
(c)    Purchaser shall not, (x) without Seller’s prior written consent as to the form of the Equity Commitment Letter and the Equity Financing Source, enter into an Equity Commitment Letter with any prospective Equity Financing Source (including, for the avoidance of doubt, the Guarantors), or add or replace (or permit or consent to the addition or replacement of) any Equity Financing Source under any new or existing Equity Commitment Letter (Seller’s consent not to be unreasonably withheld), or (y) without Seller’s prior written consent, permit or consent to any amendment, supplement or modification to be made to any Credit Facility Document or Equity Commitment Letter if such amendment, supplement or modification would or could reasonably be expected to directly or indirectly (i) impair, delay or prevent the consummation of the transactions contemplated hereby, (ii) reduce (or could have the effect of reducing) the aggregate amount of the Financing, (iii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or (iv) otherwise materially adversely affect the ability of Purchaser to timely consummate the transactions contemplated hereby or materially adversely impact the ability of Purchaser or Seller, as applicable, to enforce their rights against the other parties to the Credit Facility Documents or the Equity Commitment Letters (including any right to seek or obtain specific performance of the Credit Facility Documents or the Equity Commitment Letters); provided, that for the avoidance of doubt, Purchaser may amend, supplement, modify or waive any terms of the Credit Facility Documents without the consent of Seller in order to (A) correct typographical errors or (B) add lenders, lead arrangers, bookrunners, syndication agents or similar entities of similar credit quality (by assignment or otherwise) subject to the terms and restrictions set forth in the Credit Facility Documents. Purchaser shall promptly furnish to Seller true and complete copies of any amendment, replacement, supplement, modification, consent or waiver relating to any Credit Facility Document or Equity Commitment Letter (with any fee letter being redacted in the same manner as permitted by Section 7.5(a)).
(d)    In the event of any event or circumstance that would reasonably be expected to make all or any portion of the Debt Financing unavailable on the terms and conditions in the Credit Facility Documents (any such event or circumstance, a “Financing Failure Event”), Purchaser shall use its reasonable best efforts to arrange to obtain, or cause to be obtained, alternative financing, including from alternative sources, in an amount sufficient to replace any unavailable portion of the Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such Financing Failure Event, (i) on (A) economic terms taken as a whole and (B) other terms, in each case, that are not materially less favorable in the aggregate to Purchaser than the terms of the Credit Facility Documents, and (ii) containing conditions to draw, conditions to closing and other terms that could reasonably be expected to affect the availability thereof that (A) are not more onerous in any respect than those conditions and terms contained in the Credit Facility Documents and related fee letters and (B) could not reasonably be expected to delay the Closing or make the Closing materially less likely to occur. The provisions of this Section 8.7 shall be applicable to the Alternative Financing, and, for the purposes of this Section 8.7, Section 7.5 and Section 8.2, all references to the Financing shall be deemed to include such Alternative Financing, all references to Credit Facility Documents shall include the applicable documents for the Alternative Financing, and all references to the Debt Financing Sources shall include the Persons providing or arranging the Alternative Financing. In the event Purchaser has obtained substitute financing, the proceeds of which are received on the Closing Date and which amount substitutes an equivalent portion of the Debt Financing, for the purposes of Section 7.5(b), all references to the Financing shall be deemed to include such substitute financing.
(e)    Purchaser shall, and shall cause its Affiliates to, refrain from taking, directly or indirectly, any action that could reasonably be expected to result in the failure of any of the conditions contained in the Credit Facility Documents or the Equity Commitment Letters. Without limiting the applicability of the foregoing sentence, Purchaser shall, and shall cause its Affiliates to, pay and discharge as and when due and payable any and all fees, costs, charges, amounts and expenses related to the Financing so that the Financing will be available to Purchaser at Closing.
(f)    Purchaser shall cause the Financing Sources and their respective Affiliates to take all actions, and to do all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, the Promissory Note or any other applicable Transaction Documents, including any actions required to be taken by Purchaser under Section 8.6 and clauses (g) and (h) of this Section 8.7.
(g)    Purchaser and Seller shall (and shall cause their applicable Affiliates to) use their respective reasonable best efforts to negotiate in good faith the Promissory Note Guarantee and the Security Agreement, in each case, as promptly as practicable after the date of this Agreement.
(h)    Purchaser shall (and shall cause its applicable Affiliates to), at its sole expense, use reasonable commercial efforts to procure (including by obtaining additional equity commitments to finance any expenses incurred in procuring): (i) binding commitments for the Qualified Insurance Policy in an aggregate amount of not less than (A) $25,000,000 by the Closing Date and (B) $75,000,000 by the first anniversary of the Closing; and (ii) the Qualified Insurance Policy at least three business days prior to the second anniversary of the Closing Date in an amount sufficient to cover 90% of the amount then outstanding under the Promissory Note and to maintain such Rollover Insurance until all outstanding amounts under the Promissory Note are repaid in full; provided, that nothing in the foregoing shall require Purchaser or its applicable Affiliates to agree to pay the carrier(s) under the Qualified Insurance Policy more than (x) $2,500,000 on or prior to the first anniversary of the Closing Date, (y) $7,500,000 on or prior to the second anniversary of the Closing Date and (z) $13,500,000 following the second anniversary of the Closing Date, in each case, in the aggregate in premiums and fees during any applicable policy year.
(i)    Purchaser shall be responsible for paying all amounts necessary to procure and maintain the Qualified Insurance Policy, including payment of all premiums incurred or payable with respect to such Qualified Insurance Policy until the time that all amounts outstanding under the Promissory Note are paid in full. The foregoing obligation of Purchaser shall apply as well to any amounts incurred or paid by Seller or any of its Affiliates to procure or maintain such coverage in the event that Purchaser shall fail or be delayed in doing so, and Purchaser agrees that any amounts paid by Seller in procuring or maintaining

Qualified Insurance Policy shall be promptly reimbursed by Purchaser (and in any case, within 30 days of a written request by Seller for reimbursement).
8.8    Assignment of Patents; Existing Encumbrances. [Redacted – commercially sensitive information]
ARTICLE IX
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
AND INDEMNIFICATION
9.1    Survival.  Each representation, warranty and covenant contained in this Agreement shall survive the consummation of the transactions contemplated hereby, but only until the applicable survival date specified in this Section 9.1, whereupon it shall terminate:
(a)    The survival date applicable to the representations and warranties contained in this Agreement (except for the Title and Subsistence Representations) shall be the 15-month anniversary of the Closing Date; provided, that Seller’s indemnification obligations under this Article IX with respect to (i) any claims arising out of a breach of the Title and Subsistence Representations shall survive for 3 years following the Closing, and (ii) any claims arising out of a breach of Section 6.14 hereof shall survive 2 years following the Closing. Notwithstanding the foregoing, with respect to any representation and warranty as to which any Claim is pending as of the applicable date described in the first sentence of this subparagraph (a), such representation and warranty will survive until the final resolution of such Claim.
(b)    The survival date applicable to the covenants contained in this Agreement to be performed by their terms (i) prior to the Closing, shall be the earlier of the Closing Date or the Termination Date, and (ii) on or after the Closing Date, shall survive the Closing and continue in effect and expire pursuant to their respective terms.
(c)    No Party shall have any Liability to any Person with respect to any provision of this Agreement or the subject matter thereof following the applicable survival date specified in this Section 9.1, which applicable survival date supersedes any statute of limitations that would otherwise apply, and no Party may thereafter assert any claim, cause of action, right or remedy, or any Action, with respect to such provision or the subject matter thereof.
(d)    No provision in this Article IX shall apply or limit a claim that a Party committed actual fraud in the making of any representations and warranties contained in Article VI and Article VII of this Agreement, which may be brought at any time until the lapse of the applicable statute of limitations.
9.2    Indemnification by Seller.
(a)    Subject to the limitations in this Article IX, effective as of and after the Closing, Purchaser, its Affiliates, their respective directors, managers, officers, employees, consultants, investment bankers, attorneys, accountants and other advisors and representatives, and their respective successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) shall be entitled to be indemnified and held harmless for, from and against any and all Losses actually incurred or suffered by any Purchaser Indemnified Party as a result of or arising from (i) the breach of any representation or warranty contained in Article VI existing at the Closing, (ii) the breach of any covenant of Seller contained in this Agreement and (iii) the breach of any Assigned Contracts by Seller or its applicable Affiliate party thereto to the extent that such breach occurred prior to the Closing (provided, that the obligations under this Section 9.2(a)(iii) shall not be subject to any limitations or restrictions set forth in this Article IX).
(b)    Notwithstanding any other provision in this Agreement to the contrary, the indemnification provided for in Section 9.2(a)(i) and Section 9.2(a)(ii) with respect to breaches of the covenants contained in Section 8.1 shall be subject to the following limitations:

(i)    The Purchaser Indemnified Parties shall not be entitled to be indemnified or held harmless in respect of any Losses for which the Purchaser Indemnified Parties would recover under Section 9.2(a)(i) unless and until the aggregate amount of such Losses equals or exceeds $5,000,000.00 (the “Threshold”), in which case the Purchaser Indemnified Parties (as a group) shall be entitled to recover all Losses regardless of the Threshold, subject to Section 9.2(b)(ii) and Section 9.2(b)(iii) below;
(ii)    The Purchaser Indemnified Parties shall not be entitled to be indemnified or held harmless in respect of any Losses for which the Purchaser Indemnified Parties would recover under Section 9.2(a)(i) with respect to breaches of representations and warranties or Section 9.2(a)(ii) with respect to breaches of the covenants contained in Section 8.1 that arise from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) unless and until the aggregate amount of Losses resulting therefrom exceeds $200,000.00 (the “Per Claim Amount”), nor shall any Losses excluded pursuant to this clause (ii) be taken into account for purposes of determining whether the Cap or the General Cap, as applicable, or the Threshold has been exceeded in respect of claims made by the Purchaser Indemnified Parties;
(iii)    (A) Seller’s aggregate liability for Losses for which the Purchaser Indemnified Parties would recover under Section 9.2(a)(i) (other than with respect to any claims arising out of a breach of the Title and Subsistence Representations) and Section 9.2(a)(ii) with respect to breaches of the covenants contained in Section 8.1 shall in no event exceed $55,000,000.00 (the “General Cap”); and (B) with respect to breaches of the Title and Subsistence Representations, Seller’s aggregate liability for Losses shall be increased to $300,000,000.00 (the “Cap”, which shall qualify the General Cap with respect to breaches of the Title and Subsistence Representations and not be in addition to the General Cap for any Claim or purpose other than breaches of the Title and Subsistence Representations); provided, however, if and after the aggregate amount of Losses subject to this Section 9.2(b)(iii)(B) exceeds $225,000,000.00, any additional Losses for which the Purchaser Indemnified Parties would recover under Section 9.2(a)(i) with respect to breaches of the Title and Subsistence Representations shall be set off against the outstanding principal amount under the Promissory Note, and such right of set-off shall, subject to Section 9.8, be the sole and exclusive remedy of the Purchaser Indemnified Parties with respect to such additional Losses.
(iv)    Subject to the limitations set forth in this Section 9.2, the Parties agree that calculation of Losses recoverable by any Purchaser Indemnified Party with respect to any breach of representations and warranties that such Purchaser Indemnified Party contends has resulted in Losses with respect to one or more Assigned Patents (any such Losses, “Patent Losses”) shall take into account the impact of such breach on the expected value of such affected Assigned Patents relative to the expected value of the Assigned Patents as a whole; wherein (x) the expected value of the Assigned Patents as a whole is deemed to be the Purchase Price and (y) the expected value of such affected Assigned Patents is deemed to be that portion of the Purchase Price reasonably allocable to such Assigned Patents before taking into account the impact of such breach (but, for clarity, after taking into account all Existing Encumbrances and Permitted Encumbrances); provided, that, with respect to any Patent Losses for which the Purchaser Indemnified Parties would recover under Article IX, 25% of such Patent Losses shall be set off against the outstanding principal amount under the Promissory Note, and such right of set-off shall, except for claims of actual fraud, be the sole and exclusive remedy of the Purchaser Indemnified Parties with respect to such portion.
(c)    Notwithstanding anything to the contrary herein, for purposes of this Article IX only, each representation and warranty made by the Seller contained in this Agreement shall be deemed to be made without any qualification or limitation as to materiality (including any qualification or limitation made by reference to a “material” or “Material Adverse Effect”) and, without limiting the foregoing, the words “material” and “Material Adverse Effect” and words of similar import shall be deemed deleted from any such representation or warranty.
(d)    Notwithstanding anything herein to the contrary, any Claims with respect to which there is a finding or judgment of actual fraud by Purchaser by an Arbitration Panel in accordance with the terms of this Agreement shall not be subject to the limitations under this Section 9.2.
9.3    Indemnification by Purchaser.
(a)    Subject to the limitations in this Article IX, effective as of and after the Closing, Seller, its Affiliates, their respective directors, managers, officers, employees, consultants, investment bankers, attorneys, accountants and other advisors and representatives, and their respective successors and permitted assigns (collectively, the “Seller Indemnified Parties”) shall be entitled to be indemnified and held harmless for, from and against any and all (i) Losses actually incurred or suffered by any Seller Indemnified Party as a result of or arising from the breach of any representation or warranty contained in Article VII existing at the Closing, (ii) Losses actually incurred or suffered by any Seller Indemnified Party as a result of or arising from the breach of any covenant of Purchaser contained in this Agreement, and (iii) Assumed Liability except to the extent covered under Section 9.2(a)(iii) (provided, that the obligations under this Section 9.3(a)(iii) shall not be subject to any limitations or restrictions set forth in this Article IX).
(b)    Notwithstanding any other provision in this Agreement to the contrary, the indemnification provided for in Section 9.3(a)(i) shall be subject to the following limitations:
(i)    The Seller Indemnified Parties shall not be entitled to be indemnified or held harmless in respect of any Losses for which the Seller Indemnified Parties would recover under Section 9.3(a)(i) unless and until the aggregate amount of such Losses exceeds the Threshold, in which case the Seller Indemnified Parties (as a group) shall be entitled to recover all Losses regardless of the Threshold, subject to Section 9.3(b)(ii) and Section 9.3(b)(iii) below; provided, however, that the Threshold shall not apply to a misrepresentation or breach of the representations and warranties in Section 7.5, Section 7.9, Section 7.10 and Section 7.11;
(ii)    The Seller Indemnified Parties shall not be entitled to be indemnified or held harmless in respect of any Losses for which the Seller Indemnified Parties would recover under Section 9.3(a)(i) with respect to breaches of representations and warranties (other than the representations and warranties in Section 7.5, Section 7.9, Section 7.10 and Section 7.11) that arise from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) unless and until the aggregate amount of Losses resulting therefrom exceeds the Per Claim Amount, nor shall any Losses excluded pursuant to this clause (ii) be taken into account for purposes of determining whether the Threshold or the Cap has been exceeded in respect of claims made by the Seller Indemnified Parties; and
(iii)    Purchaser’s aggregate liability for Losses with respect to breaches of representations and warranties for which the Seller Indemnified Parties would recover under Section 9.3(a)(i) (excluding for this purpose the representations and warranties in Section 7.5, Section 7.9, Section 7.10 and Section 7.11) arising out of claims under this Agreement shall in no event exceed the Cap.
(c)    Notwithstanding anything to the contrary herein, for purposes of this Article IX only, each representation and warranty made by the Purchaser contained in this Agreement shall be deemed to be made without any qualification or limitation as to materiality (including any qualification or limitation made by reference to “material”) and, without limiting the foregoing, the word “material” and words of similar import shall be deemed deleted from any such representation or warranty.
(d)    Notwithstanding anything herein to the contrary, any Claims with respect to which there is a finding or judgment of actual fraud by Seller by an Arbitration Panel in accordance with the terms of this Agreement shall not be subject to the limitations under this Section 9.3.
9.4    Limitations on Indemnification and Recourse.
(a)    Purchaser and Seller shall (and shall cause the Purchaser Indemnified Parties and Seller Indemnified Parties, respectively, to) use commercially reasonable efforts to seek recovery, at its or their own expense (it being understood that the foregoing does not preclude such amounts from being Losses for the purposes hereof), under all applicable insurance policies, to the extent coverage for such matters exists on the face of the applicable insurance policy, and indemnification or reimbursement rights covering any such claim; provided, however, that no Party shall be required to initiate or pursue any legal action to make any such recovery.
(b)    To the extent that any Indemnified Party recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article IX, the Indemnifying Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss.
(c)    No Indemnifying Party shall be liable under this Article IX in respect of any Loss which is contingent unless and until such contingent Loss becomes an actual liability and is due and payable.
(d)    No Party’s right to indemnification pursuant to this Article IX shall be adversely affected by its waiver of a condition to the Closing set forth in Article IV.
9.5    Indemnification Procedures.
(a)    A person or entity seeking to be indemnified under this Article IX (the “Indemnified Party”) shall notify the Party liable for such indemnification (the “Indemnifying Party”) in writing (including in respect of a pending or threatened action asserted by a third party against the Indemnified Party, such claim being a “Third-Party Claim” and any such notice being a “Claim Certificate”); it being agreed that any such Claim Certificate must describe in reasonable detail the facts and circumstances with respect to the subject matter of such claim, the provisions of this Agreement pursuant to which indemnification may be sought and, if reasonably ascertainable, an estimate of the Indemnified Party’s Losses and must be delivered prior to the expiration of any applicable survival period specified in Section 9.1.
(b)    In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within 30 days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the 60-day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims to which the Indemnifying

Party shall have so objected. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall, subject and in accordance with Article X (including Section 10.7), be permitted to pursue any and all available remedies at Law.
(c)    Claims for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within 30 days of receipt of such Claim Certificate, claims for Losses agreed to in writing by the Indemnified Party and the Indemnifying Party and claims for Losses the validity and amount of which have been the subject of a final judicial determination as described in Section 9.5(b) or shall have been settled with the consent of the Indemnifying Party, as described in Section 9.6, are hereinafter referred to, collectively, as “Agreed Claims”. Within 10 business days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer of immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than 2 business days prior to such payment. The Indemnifying Party shall reimburse the Indemnified Party for any and all reasonable costs or expenses of any nature or kind whatsoever (including all reasonable attorneys’ fees) incurred in seeking to collect such Losses from the time such Losses become due and payable.
9.6    Third-Party Claim Indemnification Procedure. If any Third-Party Claim is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this Article IX, the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim, but in any case, not later than 30 days after receipt by the Indemnified Party of notice of the Third-Party Claim; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX, except and only to the extent that the Indemnifying Party is actually and materially prejudiced by such failure. Upon receipt of a notice of a Third-Party Claim, the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered by the earlier of (a) 20 business days of the receipt of the applicable Claim Certificate in respect of such Third-Party Claim and (b) the 5th day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding, to assume the defense and control of such Third-Party Claim (at the expense of such Indemnifying Party); provided, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently in order to preserve its rights in this regard; and provided, further, that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in (but not control) the defense of such Third-Party Claim with its own counsel and at its own expense; provided, however, that, if, in the reasonable opinion of counsel to the Indemnified Party, there are defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of one external law firm to the Indemnified Party. If the Indemnifying Party does not assume the defense and control of any Third-Party Claim pursuant to this Section 9.6 the Indemnified Party shall then be entitled to assume and control such defense (and the fees and expenses of counsel for the Indemnified Party shall be deemed to be Losses for which the Indemnified Party may make a claim for indemnification pursuant to the terms of this Agreement), but the Indemnifying Party may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense. If the Indemnifying Party assumes the defense and control of a Third-Party Claim, the Indemnifying Party shall be entitled to select counsel, contractors and consultants. The Purchaser or the Seller, as the case may be, shall reasonably cooperate with the Indemnifying Party in the defense or prosecution of any Third-Party Claim, including by furnishing books and records and personnel (on a mutually convenient basis), as reasonably relevant for any defense of such Third-Party Claim. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third-Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third-Party Claims. The Parties shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges. If the Indemnifying Party has assumed the defense and control of a Third-Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, with the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed); provided, that no such consent of the Indemnified Party shall be required if such settlement or judgment contains a release of the Indemnified Party and would not result in (i) the imposition of any consent order, injunctive relief or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, (iii) any finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party or any of its Affiliates, (iv) any monetary liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party, (v) any non-monetary condition or obligation being imposed on any Indemnified Party or any of its Affiliates or (vi) a material and adverse impact on the ongoing business of the Indemnified Party.
9.7    Mitigation. Each of the Parties agrees to use, to the extent reasonably practicable, their commercially reasonable efforts to mitigate the effective Loss to be suffered by an Indemnified Party and indemnified by any Indemnifying Party under this Article IX.
9.8    Exclusive Remedy. The Parties acknowledge and agree that, except for any claim of actual fraud, following the Closing Date, indemnification pursuant to the provisions of this Article IX shall be Purchaser’s sole and exclusive remedy for monetary damages in respect of any breaches of or default under this Agreement and for any claims arising out of or relating to the ownership, use or other exploitation of the Assigned Patents, whether prior to or after the Closing. Seller has specifically relied upon the limited remedies provided in this Article IX in agreeing to the terms and conditions of this Agreement and in agreeing to provide the specific representations and warranties set forth herein. Without limiting the generality of the foregoing sentence, except in connection with any claim of actual fraud, Purchaser hereby waives and releases any and all statutory, equitable or common law remedy it may have in respect of any breach of Seller’s representations and warranties in this Agreement.
9.9    No Double Recovery. Neither the Purchaser Indemnified Parties, on the one hand, nor the Sellers Indemnified Parties, on the other hand, shall be entitled to recover more than once in respect of the same Loss or state of facts giving rise to such Losses (notwithstanding that such Loss may result from more than one of the occurrences specified in Section 9.1 or Section 9.3, as the case may be).
9.10    Purchase Price Adjustment. No Purchaser Indemnified Party shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Losses (and such Losses shall not be counted against the Cap or the Threshold) to the extent such Losses are included in the calculation of the post-Closing adjustment pursuant to Section 3.2.
9.11    Indemnification Net of Tax Benefits, Withholding. All indemnification payments shall be net of any applicable tax benefit, including any credit, refund, deduction, depreciation, or similar tax benefit, which the Indemnified Party is entitled to claim in the year the Loss is incurred and the following three years, and, subject to Section 3.1(c), net of any applicable withholding as required by applicable Law.
9.12    Insurance; Subrogation. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to the matters described in the Claim Certificate, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss pursuant to this Agreement. In the event that, after having complied with its obligations under Section 9.4(a), an Indemnified Party still has any rights against a third party with respect to any occurrence, claim or Loss that results in a payment by an Indemnifying Party under this

Article IX, such Indemnifying Party shall be subrogated to such rights to the extent of such payment. Each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.
9.13    Interest on Losses. The amount of any Losses that represents an Agreed Claim that is payable under Section 9.5(c) to the applicable Indemnified Party, including any overdue interest payable to such Indemnified Party under this Section 9.13, shall bear interest, from the date the Indemnifying Party received the applicable Claim Certificate, at a per annum rate equal to the Prime Rate (as defined in the Promissory Note), calculated from and including such date to but excluding the date reimbursement of such Losses by the Indemnifying Party is made. Interest under this Section 9.13 shall be computed on the basis of a 360-day year and shall accrue on the actual number of days elapsed for any period for which such interest is being calculated.
9.14    Set-Off. Each of Purchaser and Seller, as applicable, shall be entitled to set off the amount of any Losses payable under this Article IX against any other amounts payable by such Party to the other Party whether under this Agreement or the Transaction Documents, including the Deferred Consideration pursuant to the Promissory Note (in the case of Losses payable by Seller) and any payment due to Purchaser under the Mobile Licensing Program Agreement (in the case of Losses payable by Purchaser).
ARTICLE X
MISCELLANEOUS
10.1    Confidentiality.
(a) The Parties acknowledge and confirm that they shall continue to be bound by the terms of the Confidentiality Agreement with respect to all communications and transactions between the Parties and their respective Affiliates related to this Agreement, and that the terms and conditions of the Confidentiality Agreement shall apply to and be binding upon the Purchaser as if it is the “Participant” (as defined in the Confidentiality Agreement); provided, however, that any Confidential Information of Seller contained within the Assigned Assets or Business Documents (in each case, to the extent solely related to the Assigned Assets) conveyed, transferred, assigned or delivered to Purchaser pursuant to the transaction contemplated by this Agreement shall be considered Confidential Information of Purchaser after the Closing; provided, that (x) such information shall remain subject to any Third-Party Obligations (provided, however, in no event shall the Purchaser or its Affiliates be liable for breach of any Third-Party Obligations that have not (i) been disclosed to Purchaser (or its counsel) or (ii) been made available to Purchaser (or its counsel) as part of the due diligence for the transaction contemplated by this Agreement); and (y) that the Parties, and their respective Affiliates and representatives, shall be permitted to make disclosures of such information in order to comply with their respective obligations under this Agreement (including under Sections 2.4, 4.2, 4.3 and 8.6) and the Transaction Documents without being deemed to be in violation of this Section 10.1. Notwithstanding the foregoing, the Assigned Revenue Contracts and any Contract of the Seller or its Affiliates (and the sublicensees, agent and representatives of such Persons) evidencing an Encumbrance other than the Assigned Contracts shall continue to be Confidential Information of Seller; provided, however, that the Seller hereby consents to the use by Purchaser and its Affiliates of any Contract evidencing an Existing Encumbrance so long as such use is reasonably related to determining the scope of the Existing Encumbrance and does not breach any Third Party Obligations. The Disclosure Period (as set forth in Section 5 of the Confidentiality Agreement) shall be extended such that it will remain in effect for so long as this Agreement is in force. To the extent the Confidentiality Period (set forth in Section 6 of the Confidentiality Agreement) would have otherwise been shorter, in no instance will Recipient’s (as defined in the Confidentiality Agreement) duties with respect to Confidential Information under this Agreement expire prior to five (5) years from the date hereof, and to the extent any information is subject to a Third-Party Obligation with a longer confidentiality term, such information shall be subject to such longer confidentiality term.

(b) Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Parties understand and agree that the Agreement will be, and some or all of the Transaction Documents may be, publicly disclosed in order to satisfy applicable Law, and the existence of, and terms and conditions in, this Agreement and such Transaction Documents (to the extent required to be disclosed) shall not be considered confidential. To the extent that any Transaction Documents are not required to be disclosed pursuant to applicable Law, subject to Section 8.6, the Transaction Documents (or portions thereof) that are not required to be disclosed (the “Confidential Content”) shall be considered “Confidential Information” under the Confidentiality Agreement of both Seller and Purchaser, and shall be kept in confidence by the Parties and their respective Affiliates and representatives in accordance with the Confidentiality Agreement, applied mutatis mutandis. Without limiting the generality of the foregoing sentence, subject to Section 8.6, the Parties shall not now or hereafter divulge the Confidential Content to any third party (other than their respective representatives and Affiliates to the extent contemplated hereunder and under the Confidentiality Agreement) except: (i) with the prior written consent of the other Party (which consent shall not be unreasonably conditioned, delayed or withheld); (ii) to any Governmental Entity having jurisdiction to require disclosure, or to any arbitral body, to the extent legally compelled by same; provided, that the disclosing Party first gives the other Party prior written notice in order to enable that Party to seek a protective order (or other equivalent protection) and such permissible disclosure is limited to the terms legally required (or reasonably determined by its legal counsel as being necessary or advisable) to be disclosed; (iii) as otherwise may be required by any applicable securities exchange rules or regulations, and such permissible disclosure is limited to the terms legally required (or reasonably determined by its legal counsel as being necessary or advisable) to be disclosed; (iv) to the Financing Sources, or their or the Parties’ respective legal and financial advisors that are bound by written or professional obligations to maintain such information confidential that is at least as protective as the terms of this Section 10.1; (v) during the course of any litigation, arbitration or similar proceedings between the Parties in connection with or arising from this Agreement or the Transaction Documents, so long as the disclosing Party makes reasonable efforts for the disclosure to be produced under seal or protective order on the same manner as is the highly confidential information of other litigating parties; (vi) as may be compelled by Law or legal process or as required during the course of litigation (other than pursuant to clause (v)); provided, however, that in the event of potential disclosure under clause (vi), the disclosing Party will (x) use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a protective order whenever appropriate or available and (y) provide the other Party with at least 10 days’ prior written notice of such disclosure; (vii) other than the Mobile Licensing Program Agreement (except to the extent permitted therein), to the extent reasonably necessary, to accountants, legal counsel and financing sources and potential acquirors that, in each case, are bound by a written or professional obligation to maintain such information confidential that is at least as protective as the terms of this Section 10.1; (viii) Purchaser may disclose, on a need-to-know basis, portions of the Confidential Content (other than the Mobile Licensing Program Agreement (except to the extent permitted therein) or any financial information contained in any Confidential Content) or their content to any potential licensees or assignees of any of the Assigned Assets or any other potential or existing business partner; provided, that all such potential licensees, assignees or business partners agree to terms of confidentiality substantially similar to, and at least as protective to Seller as, those set forth herein; (ix) Seller may disclose, on a need-to-know basis, portions of the Confidential Content to any potential or existing business partner; provided, that such business partner agrees to terms of confidentiality substantially similar to, and at least as protective to Purchaser as, those set forth herein; and (x) Purchaser may disclose this Agreement or its contents in order to perfect Purchaser’s interest in the Assigned Patent Rights with any governmental patent office, or to enforce or verify Purchaser’s right, title and interest in and to the Assigned Patent Rights.
10.2     Public Announcement. Neither of the Parties will make, and the Parties will ensure that their Affiliates do not make, any public announcement concerning the transaction contemplated by this Agreement without the other Party’s prior written (email being sufficient)

consent (not to be unreasonably withheld or delayed), except as may be required by Law or the rules of any stock exchange. If such an announcement is required by Law or the rules of any stock exchange, the Party required to make the announcement shall inform the other Party of the contents of the announcement proposed to be made.
10.3    Guarantee. In order to induce Seller to enter into this Agreement and the other Transaction Documents, the Guarantors hereby absolutely, unconditionally and irrevocably guarantees to Seller, as primary obligor and not merely as surety, the full, prompt and punctual payment and performance of Purchaser’s present and future obligations, liabilities, covenants and agreements required to be observed and performed or paid or reimbursed by Purchaser under or relating to this Agreement or the other Transaction Documents (the “Guarantee”).
(a)    With respect to the Guarantee, each Person whose payment or performance is guaranteed by such Guarantee, is referred to herein as a “Guaranteed Person”, and the Persons entitled to the benefit of the Guarantee are collectively referred to herein as the “Beneficiaries”, and the obligations guaranteed by the Guarantee are collectively referred to herein as the “Guaranteed Obligations”.
(b)    Absolute and Unconditional Guarantee. The liability of the Guarantors under the Guarantee shall, to the fullest extent permitted by applicable Law, be absolute and unconditional, irrespective of:
(i)    the illegality of the Guarantee;
(ii)    the validity or genuineness of this Agreement with respect to any Guaranteed Person;
(iii)    the enforceability of this Section 10.3 against any Guaranteed Person and the Guarantors;
(iv)    any release or discharge of any obligation of a Guaranteed Person under this Agreement or any other Transaction Document resulting from any change in the corporate existence, structure or ownership of a Guaranteed Person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting a Guaranteed Person or any of its assets;
(v)    any amendment or modification of this Agreement or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of this Agreement or the documents entered into in connection herewith;
(vi)    the existence of any claim, set-off or other right that the Guarantors may have at any time against any Guaranteed Person, whether in connection with any Guaranteed Obligation or otherwise; or
(vii)    any other act or omission relating to the Guarantee that may or might in any manner or to any extent vary the risk of the Guarantors or otherwise operate as a discharge of the Guarantors as a matter of applicable Law or equity.
(c)    Seller hereby agrees that to the extent the Purchaser makes, or is otherwise is relieved of, its payment obligations under this Agreement, the Guarantors shall be similarly relieved of its corresponding Guaranteed Obligations under this Guarantee solely in respect of such relieved obligations.
(d)    Beneficiaries. No Beneficiary shall be obligated to file any claim relating to any Guaranteed Obligation in the event that the Guaranteed Person becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Beneficiary to so file shall not affect the Guarantors’ obligations hereunder. In the event that any payment to the Beneficiary in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made.
(e)    Waivers. The Guarantors irrevocably waives acceptance, presentment, demand, protest and any notice in respect of the Guarantee not provided for herein.
(f)    The obligations of the Guarantors under the Guarantee are continuing and will remain in full force and effect until all obligations of Purchaser under this Agreement have been performed or paid and satisfied in full. Notwithstanding anything to the contrary herein, the Guarantors’ obligations under this Section 10.3 shall not be assignable to any other person without the prior written consent of Seller, and any attempted assignment without such consent shall be null and void and of no force and effect.
10.4    Limitation of Liability. EXCEPT FOR A BREACH OF THE CONFIDENTIALITY OBLIGATIONS CONTAINED IN SECTION 10.1 OR OF THE REPRESENTATIONS AND WARRANTIES IN SECTION 7.9, SECTION 7.10 OR ANY ACTUAL FRAUD CLAIM, (A) NO PARTY SHALL BE LIABLE, AND NEITHER PARTY SHALL BRING ANY CLAIM, ACTION, SUIT OR OTHER PROCEEDING SEEKING RECOVERY, FOR INTANGIBLE, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, INDIRECT OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY HAD BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES, OR WHETHER THE FOREGOING LIMITATION CAUSES THE AGREEMENT TO FAIL OF ITS ESSENTIAL PURPOSE (UNLESS AND ONLY TO THE EXTENT THAT SUCH LOST PROFITS, FUTURE EARNINGS AND OTHER CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES ARE AWARDED BY A COURT OR ARBITRATOR TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM FOR WHICH A PARTY HAS PROVIDED INDEMNIFICATION HEREUNDER), AND (B) NEITHER PARTY, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND INVENTORS SHALL HAVE ANY LIABILITY IN CONNECTION WITH THIS AGREEMENT TO THE OTHER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, OR ANY THIRD PARTY, COLLECTIVELY, IN EXCESS OF THE CLOSING PAYMENT OR, TO THE EXTENT APPLICABLE WITH RESPECT TO THE MATTERS SUBJECT TO THE INDEMNIFICATION PROVISIONS OF ARTICLE IX, THE AMOUNTS SET FORTH IN ARTICLE IX, NO MATTER WHETHER SUCH LIABILITY ARISES UNDER CONTRACT, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LAW.
10.5    Specific Performance. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the transactions contemplated hereby) in accordance with its specified terms or otherwise breaches such provisions. The Parties acknowledge and agree that, notwithstanding anything to the contrary contained herein: (a) each Party shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 5.1, in addition to any other remedy to which it may be entitled under this Agreement; and (b) the right of specific performance is an integral part of the transactions contemplated hereby and without that right, no Party would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this

Section 10.5 shall not be required to provide any bond or other security in connection with any such injunction or enforcement.
10.6    Expenses. Except as otherwise provided in this Agreement, each Party will pay its own fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, that, for the avoidance of doubt, Purchaser shall be solely responsible for the payment of any filing fee payable in connection with the Regulatory Approvals.
10.7    Governing Law; Waiver of Jury Trial. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, the Parties agree that the adjudication of any Action of any kind or nature (whether based on contract, tort or otherwise, at law or in equity) involving any Debt Financing Source or Debt Financing Source Related Person in connection with this Agreement, the Debt Financing, any agreements related to the Debt Financing or any transactions contemplated by the Debt Financing, insofar as it relates to their activities in arranging or providing the Debt Financing, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of laws, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE DEBT FINANCING OR TRANSACTIONS CONTEMPLATED BY THE DEBT FINANCING) OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.7.
10.8    Arbitration; Jurisdiction.
(a)    Except as otherwise expressly provided for in this Agreement (including in Section 3.2 (Purchase Price Adjustment) and Section 10.7(n)), each Party irrevocably agrees that any dispute, controversy, or claim arising from or relating to this Agreement or the validity, interpretation, breach, or termination thereof (each, a “Dispute”), including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, New York before three arbitrators (“Arbitration Panel” or “Panel”). Except as provided below, the arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (“JAMS Rules”). The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. This clause shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.
(b)    JAMS shall send the Parties a list of 15 candidates to serve as members of the Arbitration Panel within 10 days after JAMS issues a Commencement Letter (see JAMS Rule 15). The Arbitration Panel shall be chosen from this list of candidates as provided for in JAMS Rule 15(c)-(f). The Parties agree that the Chair of the Arbitration Panel shall be chosen by the Arbitration Panel (and if the Arbitration Panel fails to reach an agreement, by JAMS).
(c)    Each party shall be responsible for an equal share of the expenses of the arbitration, including the fees of the arbitrators. These fees shall be included in any award of costs to the prevailing party.
(d)    Within 21 days of the appointment of the Arbitration Panel, the Arbitration Panel shall hold a Preliminary Conference pursuant to JAMS Rule 16 to discuss scheduling. The schedule adopted for the proceeding shall reflect the Parties agreement that the Arbitration Hearing be held within 6 months of the appointment of the Arbitration Panel.
(e)    If injunctive or other interim relief contemplated by Section 10.7(g) is requested, the hearing(s) will be expedited in accordance with any order entered by the Arbitration Panel.
(f)    In any arbitration arising out of or related to this Agreement, the Arbitration Panel shall award the prevailing party the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. If the Panel determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all the claims and counterclaims, it may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.
(g)    The Arbitration Panel shall have the right to award, on an interim basis, or include in the final award, any relief which is allowable under the applicable Law, and which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date, attorneys’ fees and costs) and injunctive relief (including specific performance); provided, that the Panel will not award any relief not specifically requested by the Parties.
(h)    The agreement to arbitrate Disputes set forth in this Section 10.7 will continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.
(i)    Any party to the arbitration that has obtained an order of interim injunctive relief may enter judgment upon such award in any court of competent jurisdiction. The final award in an arbitration pursuant to this Section 10.7 will be conclusive and binding upon the parties thereto, and any party to the arbitration that has obtained a final award may enter judgment upon such award in any court of competent jurisdiction.
(j)    It is the intent of the Parties that the agreement to arbitrate Disputes set forth in this Section 10.7 will be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute will be decided in favor of arbitration.
(k)    The parties shall keep any such arbitration confidential and shall not disclose to any person, other than those necessary to the proceedings, the existence of the arbitration, any information, testimony or documents submitted during the arbitration or received from the other party, a witness or the arbitrator(s) in connection with the arbitration, and any award, if and to the extent that disclosure is required by Law or necessary for permitted court proceedings, such as proceedings to recognize or enforce an award.
(l)    Irreparable damage would occur in the event that any covenant herein were not to be performed in accordance with its terms. Accordingly, each Party shall be entitled to seek interim injunctions in aid of arbitration to prevent any breach of covenant and to enforce specifically this Agreement in the federal courts of the United States located in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined in any New York state court located in New York County, in addition to any other remedy to which such Party may be entitled at law or in equity.
(m)    The Parties agree that any arbitration under this Section 10.7 may be consolidated with any other arbitration arising under any other Transaction Document having common issues of fact or law pursuant to JAMS Rule 6(e).
(n)    Notwithstanding anything herein to the contrary, each of the Parties and their respective Affiliates and representatives agrees (i) that it will not bring or support any action or claim, cross-claim, suit or proceeding of any kind or nature, whether at law or equity, in contract, in tort or otherwise involving or against any Debt Financing Source or Debt Financing Source Related Person in any way relating to the Debt Financing, this Agreement or any of the transactions contemplated hereby or thereby (including any dispute arising out of or relating in any way to the Credit Facility Documents, or the performance thereof), insofar as it relates to their activities in arranging or providing the Debt Financing, in any forum other than the United States District Court for the Southern District of New York or any New York State court sitting in the borough of Manhattan in New York City, (ii) to waive and hereby waives, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action or any such claim, cross-claim, suit or proceeding in any such court. Each of the Parties hereby irrevocably submits with regard to any such proceeding for itself and in respect of its property, generally and unconditionally to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any proceeding relating to this Agreement, the Debt Financing or the transactions contemplated by the Credit Facility Documents in any court other than the aforesaid courts.
10.9    Waivers. The failure of any Party to insist upon the performance of any of the terms or conditions of this Agreement or to exercise any right hereunder shall not be construed as a waiver or relinquishment of the future performance of any such term or condition. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder shall be valid unless the same shall be in writing and signed by the Party making such waiver. Notwithstanding anything to the contrary, Sections 10.7, 10.7(n), 10.12, 10.13, 10.17, 10.18 and this Section 10.9 (and any other provision of this Agreement to the extent a modification of such provision would modify the substance of the foregoing) shall not be modified in a manner that is adverse to any Debt Financing Source without the prior written consent of the adversely affected Debt Financing Sources.
10.10    Severability. The provisions of this Agreement shall be severable, and if any of them are held invalid or unenforceable, then that provision shall be construed to the maximum extent permitted by law. The invalidity or unenforceability of one provision shall not necessarily affect any other.
10.11    Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered by personal delivery, registered mail, return receipt requested, or a qualified overnight delivery service addressed as indicated below (as updated from time to time by written notice of a Party).
To Seller at:
BlackBerry Limited
Attention: Chief Legal Officer
3001 Bishop Drive, Suite 400
San Ramon, CA 94583
And to:

BlackBerry Limited
Attention: Chief Financial Officer
2200 University Avenue East
Waterloo ON N2K 0A7
With copies to:

Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
Attn:    Nader A. Mousavi
Email:    mousavin@sullcrom.com
And to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attn:    John Evangelakos
Email:    evangelakosj@sullcrom.com
To Purchaser and the Guarantors at:
c/o Catapult IP Innovations, Inc.
301 S. Fremont Ave.
Baltimore, MD 21230
Attention: York Eggleston IV
Email: yeggleston@nexify.com

All such notices shall be deemed delivered effective upon receipt.
10.12    Personal Agreement. Except with respect to a transfer or assignment by Seller to another Affiliate of the Seller, which shall be permitted, this Agreement is personal to Seller and may not be assigned, delegated or transferred by Seller, whether by operation of law or otherwise, and any attempt to make any such assignment or transfer by Seller shall be null and void. For clarity, this Section 10.12 does not limit Purchaser’s right to transfer or assign Assigned Patent Rights. In addition, Purchaser may assign this Agreement or any of its rights or interests hereunder without the prior written consent of any other Person as collateral security to any of its or its Subsidiaries’ lenders, including the Debt Financing Sources pursuant to the terms of the Debt Financing for purposes of creating a security interest therein or otherwise assigning as collateral security in respect of the Debt Financing; provided, further, that no such assignment shall relieve Purchaser of any of its obligations hereunder.
10.13    Entire Agreement/Amendment. This Agreement, the other Transaction Documents and the Confidentiality Agreement contain the complete and final agreement between the Parties, and supersedes all previous understandings, relating to the subject matter hereof whether oral or written. This Agreement may only be modified by a written agreement signed by duly authorized representatives of the Parties. Notwithstanding anything to the contrary, Sections 10.7, 10.7(n), 10.9, 10.12, 10.17, 10.18 and this Section 10.13 (and any other provision of this Agreement to the extent a modification of such provision would modify the substance of the foregoing) shall not be modified in a manner that is adverse to any Debt Financing Source without the prior written consent of the adversely affected Debt Financing Sources.
10.14    Counterparts. This Agreement may be executed in one or more counterparts using electronic signatures, and together shall constitute one single, original agreement.

10.15    Fulfillment of Obligations. Any obligation of any Party under this Agreement that is performed, satisfied or fulfilled completely by an Affiliate of such Party shall be deemed to have been performed, satisfied or fulfilled by such Party.
10.16    Currency. All payments shall be made in U.S. Dollars by wire transfer of immediately available funds to an account designated by the party entitled to such payment.
10.17    No Recourse to Debt Financing Sources. Seller agrees, on behalf of itself, its Affiliates and each of its and their respective former, current or future members, stockholders, controlling Persons, agents and representatives (collectively, the “Seller Parties”) that, insofar as it relates to the Debt Financing Sources’ activities in arranging or providing the Debt Financing, the Debt Financing Sources shall not be subject to any liability or claims to the Seller Parties in connection with the Debt Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Credit Facility Documents or the performance thereof or the financings contemplated thereby, whether at law, in equity, in contract, in tort or otherwise. Notwithstanding the foregoing, nothing in this Section 10.17 shall in any way limit or modify the rights and obligations of Purchaser under this Agreement or any Debt Financing Source’s obligations to Purchaser under the Credit Facility Documents.
10.18    No Third-Party Beneficiaries. Except for (i) Article IX (which shall be for the benefit of the Indemnified Parties) and (ii) Sections 10.7, 10.7(n), 10.9, 10.12, 10.13 and 10.17, and this Section 10.18 (which shall be for the benefit of, and enforceable by, the Debt Financing Sources and the Debt Financing Source Related Persons, insofar as it relates to their activities in arranging or providing the Debt Financing (each of whom is an express third party beneficiary of such Sections of this Agreement)), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third party beneficiary hereto.

[Signature Page Follows]

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties and the Guarantors have executed this Agreement by their duly authorized representatives.

CATAPULT IP INNOVATIONS, INC. By: /s/ York Eggleston Name: York Eggleston Title: Chief Executive Officer	BLACKBERRY LIMITED By: /s/ Steve Rai Name: Steve Rai Title: Chief Financial Officer
SLINGSHOT GROUP LLC By: /s/ York Eggleston Name: York Eggleston Title: Chief Executive Officer SS MANAGEMENT LLC By: /s/ York Eggleston Name: York Eggleston Title: Chief Executive Officer	CATAPULT PARTNERS, LLC By: /s/ York Eggleston Name: York Eggleston Title: Chief Executive Officer

PSA EXHIBITS

4876-0234-5987 v.5

Exhibit A
List of Assigned Patents and Applications

[Filed separately]

4876-0234-5987 v.5

Exhibit B
List of Excluded Patents and Applications

Section 1. Retained Business Patent List

[Filed separately]

Section 2. [Redacted – commercially sensitive information]

4876-0234-5987 v.5

Exhibit C

EXISTING ENCUMBRANCES

[Redacted – commercially sensitive information]

4876-0234-5987 v.5

Exhibit D

FORM OF PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.
    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, (I) ALL PAYMENTS UNDER THIS NOTE (INCLUDING PURSUANT TO SECTION 3 OF THIS NOTE) ARE SUBORDINATED TO THE FIRST LIEN OBLIGATIONS (AS DEFINED IN THE INTERCREDITOR AGREEMENT) ON THE TERMS SET OUT IN THE INTERCREDITOR AGREEMENT (AS DEFINED BELOW), (II) THE LIENS AND SECURITY INTERESTS GRANTED TO THE HOLDER PURSUANT TO THE SECURITY AGREEMENT AND (III) THE EXERCISE OF ANY RIGHT OR REMEDY BY THE HOLDER HEREUNDER OR THE APPLICATION OF PROCEEDS (INCLUDING INSURANCE PROCEEDS AND CONDEMNATION PROCEEDS) OF ANY COMMON COLLATERAL (AS DEFINED IN THE INTERCREDITOR AGREEMENT) ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT DATED AS OF [________] (AS AMENDED, AMENDED AND RESTATED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), BY AND AMONG AON RISK INSURANCE SERVICES WEST, INC., IN ITS CAPACITY AS THE FIRST LIEN AGENT, AND BLACKBERRY LIMITED, IN ITS CAPACITY AS THE SECOND LIEN LENDER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THE TERMS OF THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN.

Principal Amount: US$150,000,000	[________ __], 2022

WHEREAS, pursuant to that certain Patent Sale Agreement, dated January 28, 2022 (the “Signing Date”) (the “PSA”), by and between Catapult IP Innovations Inc. (the “Company”), a legal entity organized and existing under the laws of Delaware having its principal place of business at 301 S. Fremont Avenue, Baltimore, MD 21230; BlackBerry Limited (“BlackBerry”) a legal entity organized and existing under the laws of Ontario, Canada, having its principal place of business at 2200 University Ave., Waterloo, ON, Canada N2K 0A7; Slingshot Group LLC (“Slingshot”), a legal entity organized and existing under the laws of Delaware having its principal place of business at 301 South Fremont Avenue, Baltimore, MD 21230; and Catapult Partners, LLC, a legal entity organized and existing under the laws of Delaware having its principal place of business at 301 South Fremont Avenue, Baltimore, MD 21230 (“Catapult” and together with Slingshot and SS Management LLC, a Delaware limited liability company, the “Guarantors”), the Company is purchasing the Assigned Assets (capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the PSA);

4876-0234-5987 v.7

FOR VALUE RECEIVED, the Company unconditionally promises to pay BlackBerry (together with its successors and registered assigns and any subsequent holder of this Promissory Note (this “Note”) (the “Holder”), at the times indicated below, the principal amount of this Note specified above, together with interest thereon at the rate of interest hereinafter provided, in full without set-off, counterclaim, or other defense (other than as specifically provided in the PSA), and otherwise in strict accordance with the terms and provisions hereof.
1.    Interest Rate. Except as and to the extent provided in Section 2, the Company shall not be required to pay any interest on the outstanding principal amount of this Note.

2.    Default Interest. Upon the occurrence and during the continuation of an Event of Default as set forth in Section 4, whether or not such Event of Default is declared or other remedies are exercised, interest shall accrue on the principal balance outstanding and any overdue amounts (including overdue interest) under this Note at a per annum rate equal to 14% plus the greater of (x) the Prime Rate (as defined below) and (y) 0%, both before and after judgment, payable upon demand. Interest on the indebtedness evidenced by this Note shall be computed on the basis of a 360 day year and shall accrue on the actual number of days elapsed for any period for which interest is being calculated. The provisions herein for a default interest rate shall not be deemed to extend the time for any payment or constitute a grace period or cure a breach of the terms of this Note or an Event of Default. “Prime Rate” means for any day, a per annum rate of interest equal to the “prime rate,” in respect of U.S. dollars, as published in The Wall Street Journal, Money Rates section, as in effect from time to time, or if for any reason such rate is no longer available, a comparable or successor rate approved by the Holder (which approval shall not be unreasonably withheld, conditioned or delayed) and applied in a manner consistent with market practice.
3.    Payment.
(a)    Principal Payments. Solely to the extent permitted pursuant to Section 2.9 of the First Lien Term Loan Agreement (as defined in the Intercreditor Agreement) (the “First Lien Term Loan Agreement”) as in effect on the Signing Date, commencing on the three year anniversary of the Closing Date and continuing each yearly anniversary thereafter up to and including the yearly anniversary immediately prior to the Maturity Date, the Company shall pay to the Holder a portion of the principal amount under this Note equal to US$30,000,000 per year (i.e., the amount equal to one-fifth of the original principal amount outstanding under this Note) (“Amortization Payments”).
Notwithstanding anything to the contrary herein, all payments under this Note (including for the avoidance of doubt, the Amortization Payments) and any payments made with respect to any insurance policy shall be subject in all respects to Section 20 of this Note.
(b)    Maturity. The Company shall pay to the Holder the entire outstanding principal balance of this Note, together with any outstanding fees and expenses, and all accrued and unpaid interest, if any, on the earlier to occur of the following:
(i)    [___________] [(the seventh anniversary of the Closing Date)] (the “Maturity Date”);
(ii)    the ultimate beneficial owners of Catapult as of the date hereof cease to (A) beneficially own, in the aggregate, directly or indirectly, at least a majority of the aggregate ordinary voting power represented by the issued and

4876-0234-5987 v.7

outstanding equity interests of the Company, in each case, determined on a fully diluted basis but not giving effect to contingent voting rights that have not vested, or (B) possess, directly or indirectly, the power to (x) elect at least a majority of the board of directors (or other persons performing similar functions) of the Company or (y) direct or cause the direction of the affairs and management of the Company; and
(iii)    the sale, lease, irrevocable or exclusive license or other transfer of all or substantially all of the assets of the Company, in each case, other than to a wholly-owned U.S. subsidiary of the Company; provided, that in such transaction with a U.S. wholly-owned subsidiary (A) such transfer or assignment does not result in any adverse tax, regulatory or financial effects on the Holder and (B) the transferee assumes all of the obligations of the Company under this Note and the Security Agreement pursuant to documentation acceptable in form and substance to the Holder in its reasonable discretion.
(c)    Notification. The Company will give the Holder no less than five (5) Business Days’ prior written notice upon the occurrence of any event described in Section 3(b)(ii), or (iii). “Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which commercial banks in the New York, New York or Waterloo, Ontario are authorized or required by Law to be closed.
(d)    Withholding. Any and all payments on or under this Note shall be made without deduction or withholding for any taxes, except as specifically provided for herein or required by applicable law. If any applicable law requires the deduction or withholding of any tax from any such payment, then the Company shall make such deduction or withholding, and the sum payable by the Company shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this sentence), the amounts received with respect to this Note equal the sum which would have been received had no such deduction or withholding been made. Upon a request from the Company, the Holder shall furnish the Company with a properly completed and executed U.S. Internal Revenue Service Form W-8BEN-E (or appropriate successor form).
4.    Covenants.
(a)    Limitation on Liens. Neither the Company nor any Guarantor shall create, incur or assume, nor permit any of their respective subsidiaries to create, incur or assume, any Liens (as defined in the First Lien Term Loan Agreement as in effect on the Signing Date) on any of its or their respective properties or assets other than Liens permitted to be incurred in accordance with the First Lien Term Loan Agreement as in effect on the Signing Date.
(b)    Anti-Layering. Neither the Company nor any Guarantor shall create, incur or assume, nor permit any of their respective subsidiaries to create, incur or assume, any indebtedness for borrowed money that is subordinated or junior in right of payment or security to the Obligations (as defined in the First Lien Term Loan Agreement as in effect on the Signing Date) unless such indebtedness is also subordinated or junior in right of payment or security, as applicable, in the same manner and to the same extent, to the obligations under this Note.

4876-0234-5987 v.7

(c)    Restricted Payments. [Redacted – commercially sensitive information regarding payments by the Company or any Guarantor]
5.    Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:
(a)    The Company, any Guarantor or any of their respective Subsidiaries shall fail to pay when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof (i) any principal payment hereunder or (ii) any interest or other payment required under the terms of this Note;
(b)    The Company, any Guarantor or any of their respective Subsidiaries shall (i) default in payment of any principal or interest with respect to indebtedness beyond the grace period, if any, provided in the instrument governing such indebtedness or (ii) default in the observance or performance of any agreement or condition (including payment of fees) relating to such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which in any of the foregoing circumstances provided for in clause (ii) above is to cause the holders of such indebtedness or any agent or trustee for such holders to have the right to declare such indebtedness to become due prior to its stated maturity, or to cause any such indebtedness to be required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default) prior to the stated maturity thereof; provided that it shall not constitute an Event of Default pursuant to this Section 4(b) unless the principal amount of any one issue of such indebtedness, or the aggregate principal amount of all such indebtedness referred to above, exceeds $5,000,000 outstanding at any one time;
(c)    The Company, any Guarantor or any of their respective Subsidiaries shall (i) be unable, or admit in writing its inability, to pay its debts as they generally mature, (ii) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part or (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it;
(d)    Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, any Guarantor or any of their respective Subsidiaries or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company, any Guarantor or any of their respective Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered, and in each such case, the order or proceeding shall remain unstayed for sixty (60) days, unless it is otherwise dismissed or discharged;
(e)     The Company, any Guarantor or any of their respective Subsidiaries has defaulted in the performance or observance of any covenant or agreement in this Note (except for defaults referenced in clause (a) above), the Security Agreement or the Note

4876-0234-5987 v.7

Guarantee and (except in the case of a default under Section 6 below) such default continues for 10 Business Days after the earlier of (x) the Company, any Guarantor or any such Subsidiary becoming aware of such default and (y) written notice to the Company thereof;
(f)    any material provision of this Note, the Note Guarantee or the Security Agreement ceases to be valid, binding and enforceable in accordance with its terms or is declared null and void, or the Company, any Guarantor or any of their respective Subsidiaries denies or disaffirms any provision of the Note Guarantee or Security Agreement; or the security interest in any portion of the collateral under the Security Agreement ceases to be a valid and perfected second priority security interest (subject only to the prior liens securing the First Lien Obligations in accordance with the Intercreditor Agreement and Permitted Encumbrances (as defined in the First Lien Term Loan Agreement as in effect on the Signing Date);
(g)    any representation or warranty in the Note Guarantee or Security Agreement is untrue or incorrect in any material respect as of the Closing Date; or
(g)    the occurrence of any Change of Control (or similar term), as defined in the First Lien Term Loan Agreement (or any successor agreement).
6.    Notice of an Event of Default. The Company shall provide the Holder with written notice promptly following an Event of Default.
7.    Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default described in Section 5 (other than Section 5(c) or (d)) and at any time thereafter so long as such Event of Default is continuing, the Holder may, by written notice to the Company, declare all outstanding principal of this Note, together with all accrued and unpaid interest thereon, fees and other amounts payable by the Company hereunder (“Obligations”) to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Section 5(c) or (d), but subject in all respects to the Intercreditor Agreement, the outstanding Obligations shall be automatically due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy granted to it pursuant to this Note, the Note Guarantee or the Security Agreement or any other agreement entered into between the Holder and the Company, any Guarantor or any of their respective Subsidiaries in connection with this Note, or otherwise permitted to it by law, either by suit in equity or by action at law, or both, including the right to exercise remedies with respect to the collateral in accordance with the Security Agreement and against any Guarantor and any additional guarantors of the Obligations in accordance with the Note Guarantee. The Holder may demand specific performance of the terms of this Note, and the Company and each of the Guarantors hereby waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the Secured Parties. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.
8.     Guarantees; Security; Intercreditor Agreement.

4876-0234-5987 v.7

    (a)    This Note shall at all times be jointly and severally, absolutely and unconditionally guaranteed pursuant to the Note Guarantee by the Guarantors and each other Person that guarantees or is otherwise liable in respect of the obligations under the First Lien Term Loan Agreement. This Note shall at all times be secured by a valid and perfected second priority security interest (subject only to the prior liens securing the First Lien Obligations in accordance with the Intercreditor Agreement and Permitted Encumbrances (as defined in the First Lien Term Loan Agreement as in effect on the Signing Date) to the extent such Permitted Encumbrances are permitted to be and are pari passu with or senior to the First Lien Obligations in accordance with the First Lien Term Loan Agreement as in effect on the Signing Date) granted to the Holder by the Company, the Guarantors and each other guarantor pursuant to the Pledge and Security Agreement1 of even date herewith (the “Security Agreement”), between the Company, the Guarantors and the Holder. Such security interest created by the Security Agreement is subject to the Intercreditor Agreement (as defined below).2 To the extent the lenders under the First Lien Term Loan Agreement (or their agent) have subordinated, postponed or released their security interests in any Intellectual Property assets of any SPV Litigation Subsidiary in order to permit the lender in any Permitted Litigation Financing to have a first priority lien in such assets (as each such term is defined in the First Lien Term Loan Agreement) in accordance with the final sentence of Section 4.8 of the First Lien Term Loan Agreement, the Holder agrees to subordinate, postpone or release its liens in the same assets solely to the same extent as (and for so long as) the lenders under the First Lien Term Loan Agreement.
9.    Prepayment.
(a)    The Company or any Guarantor may prepay this Note in whole or in part at any time without premium, penalty or fees.
(b)    Any prepayments shall be applied first to outstanding fees and expenses, then accrued but unpaid interest, if any, and finally to principal payments in the reverse order of maturity.
(c)    Asset Sales. Subject to the prior Discharge of the First Lien Obligations (each as defined in the Intercreditor Agreement), when any Loan Party makes any Disposition of its properties and assets that results in Net Disposition Proceeds (excluding any such Disposition permitted under Section 7.1(b)(iii), (vi) (solely with respect to the lapse or abandonment of, or termination of a license or sublicense for, Intellectual Property) or (xiv) of the First Lien Term Loan Agreement as in effect on the Signing Date), Borrower shall immediately upon receipt apply 100% of such Net Disposition Proceeds to the prepayment of amounts outstanding under this Note. Except as otherwise set forth in in this Section 9(c), capitalized terms used in this Section 9(c) but not otherwise defined in this Note shall have the meanings assigned to them in the First Lien Term Loan Agreement as in effect on the Signing Date.
10.    Successors and Assigns. The rights and obligations of the Company, the Guarantors and the Holder shall be binding upon and inure to the benefit of their respective successors and permitted assigns. The Holder may assign its rights and obligations hereunder in
1     Note: Security agreement to be entered into at or prior to the Closing, substantially in the form of the security documents and provisions (including Article IV of the Term Loan Agreement) securing the senior debt.
2     Note: Security agreement to include other security and guarantee-related provisions (including further assurances) to the extent needed to line up with term loan agreement.

4876-0234-5987 v.7

whole or in part to any person(s) upon five (5) Business Days’ prior written notice to the Company.  Neither this Note nor any of the rights and obligations of the Company or the Guarantors under this Note can be assigned or transferred by the Company or any Guarantor, without the prior written consent of the Holder. Any purported assignment or transfer of this Note made in violation of this Section 10 will be null and void ab initio.
11.    Information Rights. Except for the information rights expressly set forth in this Section 11, no Holder or an affiliate of Holder, including any transferee of this Note pursuant to Section 10, shall be entitled to receive any other information regarding the business or the financial status of the Company at any time by reason of holding this Note. The Company will furnish to the Holder (i) as soon as available and, in any event, within sixty (60) days after the close of each of the first three quarterly accounting periods in each fiscal year, its unaudited balance sheet as at the end of such fiscal quarter, and the related non-consolidated statements of income and of cash flows for such quarterly period, and (ii) as soon as available and, in any event, within one hundred twenty (120) days after the close of each fiscal year, the [audited] balance sheet of the Company and its subsidiaries at the end of such fiscal year, and the related statements of income and cash flows for such fiscal year, in each case prepared on a consolidated basis, accompanied by an unqualified audit report of an independent certified public accountant, and in each case of clauses (i) and (ii), certified by an executive officer of the Company as fairly presenting the financial condition, results of operations and cash flows of the Company and its subsidiaries on a consolidated basis for the specified periods in accordance with U.S. generally accepted accounting principles, and in the case of financials delivered pursuant to clause (i) above, subject to normal year-end adjustments and without footnotes. In addition, the Company shall provide the Holder with copies of each report or notice required to be delivered to the lenders under the First Lien Term Loan Agreement pursuant to Section 9.4 thereof.
12.    Waiver and Amendment. Any provision of this Note may be amended, waived or modified only in a writing signed by the Company and the Holder.
13.    Business Days. If any amount payable under this Note is due on a day that is not a Business Day, such amount shall be due on the next such Business Day and such extension of time shall be taken into account in calculating the amount of interest payable under this Note.
14.    Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, by e-mail (with receipt confirmation) or by overnight courier:

(a)    If to the Holder, to:
BlackBerry Limited
Attention: Chief Legal Officer
3001 Bishop Drive, Suite 400
San Ramon, CA 94583

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303-3308
Attention: Nader Mousavi
E-mail: mousavin@sullcrom.com

4876-0234-5987 v.7

and
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004-2498
Attention: John Evangelakos
E-mail: evangelakosj@sullcrom.com

(b)    If to the Company, to:

Catapult IP Innovations, Inc.
301 South Fremont Avenue
Baltimore, MD 21230
Attention: Keith Machen
E-mail: kmachen@nexify.com

with a copy (which shall not constitute notice) to:

McKennon Shelton & Henn LLP
401 East Pratt St., Suite 2600
Baltimore, MD 21202
Attention: Sulee Clay
E-mail: sulee.clay@mshllp.com

(c)    Either the Company or the Holder may change such address by giving ten (10) days’ notice to the other in the manner provided in this Note.
15.    Payment. All payments shall be made in U.S. Dollars by wire transfer of immediately available funds to an account designated by the Holder. Any such payments shall first be applied first to costs and expenses, then to any accrued but unpaid interest on this Note (or in the case of a prepayment, on the aggregate principal amount being so prepaid) and then to the outstanding principal balance of this Note.
16.    Expenses; Waivers. The Company shall pay all costs and expenses of the Holder in connection with the enforcement of the Note (which shall include any reasonable fees payable to counsel to the Holder), promptly following demand therefor. The Company and the Guarantor hereby waive notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.
17.    Governing Law; Venue. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state. Each of the Company and the Guarantor (i) irrevocably consents to the service of the summons and complaint and any other process with respect to any Action based upon, arising out of or related to this Note or any of the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 14, and (ii) (A) irrevocably and unconditionally consents and submits itself and its property with respect to any such Action to the exclusive general jurisdiction of the Chosen Courts, (B) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (C) irrevocably and unconditionally agrees that any Action based upon, arising out of or related to this Note or any of the transactions contemplated hereby shall be brought, tried and determined

4876-0234-5987 v.7

only in the Chosen Courts, (D) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such Chosen Court or that any such Action was brought in an inconvenient court and agrees not to plead or claim the same and (E) agrees that it shall not bring any Action based upon, arising out of or related to this Note or any of the transactions contemplated hereby in any court other than the aforesaid Chosen Courts. A final judgment in any Action in such Chosen Court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. “Chosen Court” means the courts of the State of New York and the federal courts of the United States located in the State and County of New York. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 17.
18. Severability. The provisions of this Note shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Note is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Note and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
19. Set-Off. This Note shall be subject to set-off in the manner and to the extent set forth in Section 9.2 of the PSA.
20. Intercreditor. Notwithstanding anything herein to the contrary, (i) all payments under this Note (including pursuant to Section 3 of this Note) are subordinated to the First Lien Obligations (as defined in the Intercreditor Agreement) on the terms set out in the Intercreditor Agreement, (ii) the Liens and security interests granted to the Holder pursuant to the Security Agreement and (iii) the exercise of any right or remedy by the Holder hereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any Common Collateral (as defined in the Intercreditor Agreement) are subject to the provisions of the Intercreditor Agreement dated as of [________] (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among [Aon], in its capacity as the First Lien Agent, and BlackBerry Limited, in its capacity as the Second Lien Lender. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.

4876-0234-5987 v.7

[Signature Pages to Follow]

4876-0234-5987 v.7

IN WITNESS WHEREOF, the Company has caused this Promissory Note to be issued as of the date first set forth above.
CATAPULT IP INNOVATIONS, INC.

By:    __________________________________
    York Eggleston IV, CEO

SLINGSHOT GROUP LLC

By:    __________________________________
    York Eggleston IV, CEO

CATAPULT PARTNERS, LLC

By:    ____________________________________
    York Eggleston IV, CEO

SS MANAGEMENT LLC

By:    ____________________________________
    York Eggleston IV, CEO

BLACKBERRY LIMITED

By:    __________________________________
    Name: ________________________
    Title: _________________________
[Signature Page to Promissory Note]
4876-0234-5987 v.7

Exhibit E
Seller’s Knowledge

Steve Rai
Randall Cook
Randy Mishler
John Grubbs
Sean McBeath
Daniel Henry

4876-0234-5987 v.7

Exhibit F
Specified Party Agreement

[Redacted – commercially sensitive information]

4876-0234-5987 v.7

Exhibit G
Transfer Document
PATENT ASSIGNMENT
WHEREAS, BlackBerry Limited (formerly Research In Motion Limited) (“Seller”), a legal entity organized and existing under the laws of Ontario, Canada, having its principal place of business at 2200 University Ave., Waterloo, ON, Canada N2K 0A7, and/or BlackBerry Corporation (formerly Research In Motion Corporation) (Seller and BlackBerry Corporation, each a “Transferor”) is an owner of the patents and patent applications set forth in Schedule 1 hereto (the “Assigned Patents and Applications”);
WHEREAS, Catapult IP Innovations, Inc. (“Purchaser”), a legal entity organized and existing under the laws of Delaware having its principal place of business at 301 South Fremont Avenue, Baltimore, MD 21230, desires to acquire the Transferors’ entire right, title and interest in, to and under the Assigned Patents and Applications; and
WHEREAS Seller and Purchaser are party to that certain Patent Sale Agreement, dated [●], 2022 (the “PSA”).
    NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, as of [●], each Transferor hereby irrevocably sells, conveys, transfers, assigns and delivers to Purchaser, and Purchaser acquires from such Transferor, all of such Transferor’s right, title and interest in and to (a) all Assigned Patents and Applications, (b) all claims, causes of action and enforcement rights of any kind, and all rights to sue for past, present or future infringement of any of the Assigned Patents and Applications and to collect and retain any and all damages, costs, profits, injunctive relief and other remedies for or relating to any such past, present or future infringement of the Assigned Patents and Applications and (c) all rights to apply for, file, register, maintain, prosecute, extend, renew, enforce, license and otherwise exploit in any or all countries of the world patents, patent applications, certificates of invention, utility models, industrial design protection, design patent protection and other governmental grants or issuances of any kind related to any and all of the Assigned Patents and Applications and any and all of the inventions, invention disclosures, designs and discoveries described or disclosed therein, in each case (a) through (c), subject to all Encumbrances (as defined in the PSA) on such rights and excluding the Excluded Patent Rights (as defined in the PSA).
    Each Transferor does hereby authorize and request the Commissioner of Patents and Trademarks of the United States of America or equivalent authority elsewhere in the world to issue Letters Patent, as shall be granted based upon its Assigned Patents and Applications (including, without limitation, any divisional, continuing, reissue or other application claiming priority therefrom), to the Purchaser, its successors and assigns.
    This assignment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Copies of executed counterparts transmitted by facsimile, email or other electronic transmission shall be considered original executed counterparts; provided, that receipt of copies of such counterparts is confirmed.

4876-0234-5987 v.7

IN WITNESS WHEREOF, THE PARTIES, BY THEIR DULY AUTHORIZED REPRESENTATIVES, HAVE EXECUTED THIS PATENT ASSIGNMENT.

CATAPULT IP INNOVATIONS, INC. By:_______________________________ Name:_____________________________ Title:______________________________ Date:______________________________
BLACKBERRY LIMITED
By:_______________________________
Name:_____________________________
Title:______________________________
Date:______________________________

BLACKBERRY CORPORATION
By:_______________________________
Name:_____________________________
Title:______________________________
Date:______________________________

4876-0234-5987 v.7

SCHEDULE 1
Assigned Patents and Applications
[See Exhibit A]

4876-0234-5987 v.7

Exhibit H

Seller Wire Instructions

[Redacted – commercially sensitive information]

4876-0234-5987 v.7

Exhibit I

Adjustment Calculation

[Redacted – commercially sensitive information]

4876-0234-5987 v.7

Exhibit J

Key Employees

[Redacted – commercially sensitive information]

4876-0234-5987 v.7

Exhibit K
Statement of Non-Residence and Non-Registration for ETA Tax Purposes

By signing below, I, [insert the name and title of the authorized representative of Purchaser], hereby certify that the Purchaser, having its principal place of business at [●], is not a resident of Canada, and does not have a permanent establishment in Canada, for purposes of Part IX of the Excise Tax Act (Canada) and under any applicable provincial equivalent sales taxes. I, [insert the name and title of the authorized representative of Purchaser], further certify that the Purchaser is not registered under Part IX of the Excise Tax Act (Canada) or under any similar provincial sales tax regime.
By signing below, I, [insert the name and title of the authorized representative of Purchaser], also certify that I have personal knowledge of such matters and that I, [insert the name and title of the authorized representative of Purchaser], am authorized to act on behalf of the Purchaser. I, [insert the name and title of the authorized representative of Purchaser], on behalf of the Purchaser, or any other representative of the Purchaser, further agree and undertake to notify the Seller promptly in writing upon any change in such status, or should the Purchaser become registered for purposes of Part IX of the Excise Tax Act (Canada) and for purposes of any similar provincial sales tax regime.

4876-0234-5987 v.5

Exhibit L

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of [●], by and between BlackBerry Limited, a legal entity organized and existing under the laws of Ontario, Canada (“Seller”), and each of the Subsidiaries of Seller set forth on the signature pages hereto (together with Seller, “Transferors”), and Catapult IP Innovations, Inc., a legal entity organized and existing under the laws of Delaware (“Purchaser”).

WHEREAS, Seller and Purchaser are party to that certain Patent Sale Agreement, dated [●], 2022 (the “PSA”); capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the PSA;

WHEREAS, pursuant to the PSA, Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, the Assigned Business Assets;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

Section 1.    Sale and Acceptance of Assets and Assignment of Rights. Effective as of the date hereof, on the terms and subject to the conditions set forth in the PSA (including Section 4.2 with respect to the Patent Documents and Business Documents and Section 4.3 with respect to [Redacted – commercially sensitive information relating to certain Assigned Assets]), each Transferor does hereby sell, assign, convey, transfer and deliver to Purchaser, and Purchaser hereby purchases and accepts from such Transferor, all right, title and interest in and to all Assigned Business Assets held by such Transferor as of the Closing (other than, for the avoidance of doubt, any Excluded Assets).
Section 2.    Assumption of Liabilities. Effective as of the date hereof, on the terms and subject to the conditions set forth in the PSA (including under Article IX), Purchaser hereby agrees to be solely responsible for and assume, satisfy, discharge and perform when due, all of the Assumed Liabilities in connection with or arising from the Assigned Business Assets (other than, for the avoidance of doubt, any Excluded Liabilities).
Section 3.    Terms of the PSA. This Agreement is expressly made pursuant to, and subject to the terms, conditions and limitations contained in, the PSA (including under Article IX). Nothing herein is intended to modify, limit or otherwise affect the representations, warranties, covenants and agreements contained in the PSA, and such representations, warranties, covenants and agreements will remain in full force and effect in accordance with the terms of the PSA. In the event of a conflict between the terms of this Agreement and the terms of the PSA, the terms of the PSA will govern, supersede and prevail.

Section 4.    Mutatis Mutandis. The provisions of Article I (Definitions), Sections 10.4 (Limitation of Liability), 10.5 (Specific Performance), 10.6 (Expenses), 10.7 (Governing Law; Waiver of Jury Trial), 10.8 (Arbitration; Jurisdiction), 10.9 (Waivers), 10.10 (Severability), 10.11 (Notices), 10.13 (Entire Agreement/Amendment), 10.14 (Counterparts) and 10.18 (No Third-Party Beneficiaries) of the PSA are hereby incorporated into, and shall apply to, this Agreement, mutatis mutandis.

4876-0234-5987 v.5

[SIGNATURE PAGE FOLLOWS]

4876-0234-5987 v.5

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed on their behalf as of the date first written above.

BLACKBERRY LIMITED
By:
    Name:
    Title:
BLACKBERRY CORPORATION
By:
    Name:
    Title:
CATAPAULT IP INNOVATIONS, INC.
By:
    Name:
    Title:

4876-0234-5987 v.5

PSA SCHEDULES

4876-0234-5987 v.5

SCHEDULE 1.1(a)

Assigned Contracts
[Redacted – commercially sensitive information]

4876-0234-5987 v.5

SCHEDULE 1.1(b)

Assigned Revenue Contracts
[Redacted – commercially sensitive information]

4876-0234-5987 v.5

SCHEDULE 1.1(c)

Specified Acquisition/License Agreements

[Redacted – commercially sensitive information]

4876-0234-5987 v.5

SCHEDULE 4.1(a)(i)

Conditions to Close
1.    United States
2.    Canada

4876-0234-5987 v.5

SCHEDULE 6.4

Governmental Consents and Approvals
None.

4876-0234-5987 v.5

SCHEDULE 6.6(a)
Title
[Redacted – commercially sensitive information]

4876-0234-5987 v.5

SCHEDULE 6.6(b)
Subsistence
[Redacted – commercially sensitive information]

4876-0234-5987 v.5

SCHEDULE 6.6(c)
Exclusive Grants
[Redacted – commercially sensitive information]

4876-0234-5987 v.5

SCHEDULE 6.7

Validity and Enforceability

[Redacted – commercially sensitive information]

4876-0234-5987 v.5

SCHEDULE 6.9
Proceedings

34911-US-PAT     Fed. Cir. Affirmed USPTO IPR Decision
35414-IN-PCT     Indian opposition – waiting for decision
44034-EP-EPT     EP Opposition - patent maintained - Opponent Appeal Deadline is Nov 30, 2021
44034-1-EP-EPT     EP Opposition - patent maintained – Opponent Appeal Deadline is Dec 15, 2021
38742-EP-EPA[2]     EP Opposition – patent revoked – under appeal

4876-0234-5987 v.5

SCHEDULE 6.10
Inventor Assignment Agreements

None.

4876-0234-5987 v.5

SCHEDULE 6.13
SSO Commitments

[Redacted – commercially sensitive information]

4876-0234-5987 v.5

SCHEDULE 6.14
Material Licensing Contracts

[Redacted – commercially sensitive information]

4876-0234-5987 v.5

SCHEDULE 6.17

Assigned Revenue Contracts
None.

4876-0234-5987 v.5

SCHEDULE 6.18

Patent Documents and Business Documents
None.

4876-0234-5987 v.5

SCHEDULE 6.19

Brokers
[Redacted – commercially sensitive information]

4876-0234-5987 v.5

SCHEDULE 7.1*

Capital Structure of Purchaser
[Senior lender allocations and identity of pension fund redacted – commercially sensitive information]

Capitalization Table at Closing

Debt		Equity

Lender	MM	Equity	%
Third Eye Capital	$
Cdn. Pension Fund	$
Aon	$
Other	$

Total Senior	$ 450	Total Senior	13.5%

Blackberry/Seller's note	$ 150	Sellers Note	0%

Preferred Equity
Catapult Partners Pref	5

Other	95

Preferred Total	$ 100	Total Preferred	20%

Catapult Partner Equity	$ -	Catapult Partners Equity	66.5%

Total Capitalization	$ 700	Equity	100%

4876-0234-5987 v.5

SCHEDULE 8.1(a)

Interim Operations – Affirmative Covenant Specified Exceptions
[Redacted – commercially sensitive information]

4876-0234-5987 v.5

SCHEDULE 8.1(b)

Interim Operations – Negative Covenant Specified Exceptions
[Redacted – commercially sensitive information]

4876-0234-5987 v.5

SCHEDULE 8.1(b)(ii)
Direct Licensing

[Redacted – commercially sensitive information]

4876-0234-5987 v.5